Exhibit 10.25

* Portions of this exhibit marked [*] are requested to be treated confidentially.

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

HSW INTERNATIONAL, INC.
(“PARENT”),

DS NEWCO, INC.
(“SUB”),

DAILY STRENGTH, INC.
(“COMPANY”)

AND

DOUGLAS J. HIRSCH
(“HOLDER REPRESENTATIVE”)

DATED AS OF NOVEMBER 26, 2008

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1

1.01	Certain Definitions	1
1.02	Additional Definitions.	3
1.03	Rules of Construction.	11

ARTICLE II TRANSACTIONS AND TERMS OF MERGER		11

2.01	Merger.	11
2.02	Time and Place of Closing.	11
2.03	Effective Time.	11
2.04	Surviving Corporation Governing Instruments, Directors and Officers.	12
2.05	Treatment of Capital Stock.	12
2.06	Exchange of Certificates.	13
2.07	Treatment of Company Options.	14
2.08	Computation of Working Capital Adjustment.	15
2.09	Earn-Out.	17
2.10	Escrow.	18

ARTICLE III REPRESENTATIONS AND WARRANTIES OF COMPANY		19

3.01	Existence and Power.	19
3.02	Authorization; Binding Effect.	19
3.03	Governmental Authorization and Consents.	20
3.04	Non-contravention.	20
3.05	Capitalization.	20
3.06	Subsidiaries/Interests.	21
3.07	Title to Properties; Absence of Liens; Sufficiency of Assets.	21
3.08	Financial Statements; Related Information.	22
3.09	Absence of Certain Changes.	22
3.10	Related Person Transactions.	24
3.11	Material Contracts.	24
3.12	No Undisclosed Material Liabilities.	26
3.13	Litigation.	26
3.14	Compliance with Laws and Orders.	26
3.15	Permits.	26
3.16	Intellectual Property.	27
3.17	Taxes.	30
3.18	Real Property.	31
3.19	Environmental Matters.	32
3.20	Insurance Coverage.	32
3.21	Employee Benefit Plans.	33
3.22	Employees.	35
3.23	Labor Matters.	35

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3.24	Books and Records.	36
3.25	Absence of Unlawful Payments.	36
3.26	Bank Accounts.	36
3.27	Effect of the Transaction.	36
3.28	Finders’ Fees.	36

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB		36

4.01	Existence and Power.	37
4.02	Authorization; Binding Effect.	37
4.03	Governmental Authorization and Consents.	37
4.04	Non-contravention.	37
4.05	Litigation.	37
4.06	No Prior Activities.	38
4.07	Finders’ Fee.	38

ARTICLE V CERTAIN COVENANTS AND AGREEMENTS		38

5.01	Actions Pending Closing.	38
5.02	Efforts; Consents.	38
5.03	Access to Records.	39
5.04	Notification of Certain Matters.	40
5.05	Employee Matters	40
5.06	Tax Matters.	41
5.07	Further Assurances.	42

ARTICLE VI CONDITIONS TO CLOSING		42

6.01	General Conditions.	42
6.02	Conditions to Obligations of Company.	43
6.03	Conditions to Obligations of Parent and Sub.	43

ARTICLE VII INDEMNIFICATION AND SURVIVAL		44

7.01	Survival.	44
7.02	Indemnification.	45
7.03	Notice of Indemnification Claims.	46
7.04	Limitations.	48
7.05	Treatment of Indemnification Payments.	49
7.06	Holder Representative.	49

ARTICLE VIII TERMINATION		50

8.01	Termination of Agreement.	50
8.02	Effect of Termination.	51

ARTICLE IX MISCELLANEOUS PROVISIONS		51

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9.01	Amendment and Modifications.	51
9.02	Waiver of Compliance.	51
9.03	Expenses.	51
9.04	Remedies.	51
9.05	Waiver of Jury Trial.	52
9.06	Notices.	52
9.07	Governing Law.	53
9.08	Assignment.	53
9.09	Publicity.	53
9.10	Counterparts.	53
9.11	Headings.	53
9.12	Entire Agreement.	54
9.13	Third Parties.	54
9.14	Representation by Counsel; Interpretation.	54
9.15	Severability.	54
9.16	Time of Essence.	54

Exhibits
Exhibit A *	–	Form of Voting Agreements
Exhibit B *	–	Form of Escrow Agreement
Exhibit 2.04(a)(i) *	–	Amended Certificate of Incorporation of the Surviving Corporation
Exhibit 2.04(a)(ii) *	–	Amended Bylaws of the Surviving Corporation
Exhibit 6.03(e) *	–	Form of Hirsch Noncompetition Agreement
Exhibit 6.03(f) *	–	Form of Employment Agreement

Schedules
Schedule 2.05(c) *	–	Funds Flow Chart
Schedule 2.06(b) *	–	Holders of Uncertificated Shares
Schedule 2.09	–	Earn-Out Payments
Schedule 6.03(c) *	–	Conditions to Obligations of Parent and Sub – Required Consents

*  This exhibit or schedule has been omitted pursuant to Item 601(b)(2) of Regulation S-K.  The registrant will furnish supplementally a copy of the omitted exhibit or schedule to the Securities and Exchange Commission upon request.

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         Agreement and Plan of Merger

This Agreement and Plan of Merger (as amended from time to time pursuant to the terms hereof, this “Agreement”), is made and entered into as of November 26, 2008, by and among HSW International, Inc. (“Parent”), a Delaware corporation, DS NewCo, Inc. (“Sub”), a Delaware corporation, Daily Strength, Inc. (“Company”), a Delaware corporation, and Douglas J. Hirsch, in his capacity as Holder Representative (as hereinafter defined).  Certain terms used in this Agreement are defined in Article I.

R E C I T A L S

A. The respective Boards of Directors of Company, Sub and Parent are of the opinion that the transactions described herein are in the best interests of the parties to this Agreement and their respective stockholders.  This Agreement provides for the acquisition of Company by Parent pursuant to the merger of Sub with and into Company.  At the effective time of such merger, the outstanding shares of Company Capital Stock (other than Excluded Shares) shall be converted into the right to receive the consideration provided herein.  As a result, Company shall continue to conduct its business and operations as a wholly owned subsidiary of Parent. The transactions described in this Agreement are subject to the approval of the stockholders of Company and the satisfaction of certain other conditions described in this Agreement.

B. Concurrently with the execution and delivery of this Agreement, as a condition and inducement to Parent’s willingness to enter into this Agreement, Douglas J. Hirsch, Redpoint Ventures III, L.P., and Redpoint Associates III, LLC have executed and delivered to Parent an agreement in substantially the form of Exhibit A (the “Voting Agreements”), pursuant to which they have agreed, among other things, subject to the terms of such Voting Agreements, to vote the shares of Company Capital Stock over which such Persons have voting power to approve and adopt this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for such other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

1.01 Certain Definitions.

  Each of the following terms shall have the meaning given such terms as set forth in the section of this Agreement set forth below opposite such term:

Defined Term	Section
Agreement	Preamble
Certificates	2.06(a)
Certificate of Merger	2.03
Closing	2.02
Closing Balance Sheet	2.08(b)

Defined Term	Section
Closing Date	2.02
Closing Payments	2.06(b)
Company	Preamble
Company Policy	3.20
Company Governing Documents	3.01
Determination Date	2.08(e)
Dispute Notice	2.08(c)
Dissenting Stockholder	2.05(e)
Dissenting Shares	2.05(e)
Earnout Holdback Amount	2.09
Earn-Out Payments	2.09
Effective Time	2.03
Employee Plan(s)	3.21(a)
ERISA	3.21(a)
ERISA Affiliate	3.21(a)
Escrow Agreement	2.10(a)
Escrow Fund	2.10(a)
Estimated Balance Sheet	2.08(a)
Estimated Working Capital	2.08(a)
Estimated Working Capital Adjustment	2.08(a)
Excluded Shares	2.05(f)
Final Adjustment Amount	2.08(e)
Final Balance Sheet	2.08(e)
Final Working Capital	2.08(b)
Financial Statements	3.08(a)
Holder Representative	7.06(a)
Indemnification Notice	7.03(a)
Indemnification Objection Notice	7.03(b)
Indemnitee(s)	7.02(a)
Leased Real Property	3.18(b)
Majority Holders	7.06(a)
Material Contract	3.11(a)
Merger	2.01
Parent	Preamble
Parent Benefit Plans	5.05
Permit	3.15
Permitted Indemnification Claim	7.03(b)
Permitted Liens	3.07(a)
Real Property Leases	3.18(b)
Related Person Agreements	3.10
Resolution Period	2.08(c)
Separate Counsel	7.03(c)
Sub	Preamble
Surviving Corporation	2.01
Third Party Software	3.16(h)

Defined Term	Section

Threshold Amount	7.04(a)
Transactions	3.02
Transition Time	5.05

1.02           Additional Definitions.  The following terms, when used in this Agreement, shall have the meanings set forth below:

“Aggregate Outstanding Claim Value” means the aggregate amount of Losses underlying any Indemnification Notices delivered by any Indemnitees pursuant to Article VII.

“Applicable Percentage” means, with respect to any holder of:

(a)           Company Common Stock, a ratio, expressed as a percentage, equal to (i) the number of shares of Company Common Stock held by such holder immediately prior to the Effective Time, divided by (ii) the Outstanding Common Stock Number; and

(b)           Company Series A Preferred, a ratio, expressed as a percentage, equal to the sum of the number of shares of Company Series A Preferred held by such holder immediately prior to the Effective Time, divided by (ii) the Outstanding Preferred Stock Number.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with the first Person, whether by ownership of voting securities, by contract or otherwise.

“Annual Financial Statements” means the unaudited consolidated balance sheets of Company at December 31, 2007 and 2006, and the related consolidated statements of income and cash flows of Company for the years ended December 31, 2007 and 2006.

“Base Common Closing Payment” means the sum of $1,000,000 minus $48,000 contributed to the Escrow Amount.

“Claim” means any and all litigation, claims, demands, actions, causes of action, suits, injunctions, judgments, decrees, settlements, investigations, proceedings (administrative, arbitral, mediated or otherwise) and audits of any nature.

“Code” means the Internal Revenue Code of 1986, as amended or any successor federal internal revenue law enacted in substitution thereto, and the rules and regulations promulgated thereunder.

“Company Common Stock” means the common stock, par value $.0001 per share, of Company.

“Company Capital Stock” means the authorized capital stock of Company, including the Company Common Stock and the Company Series A Preferred.

“Company Confidential Information” means any information relating to Company and its business, employees, assets, liabilities, financial position or results of operations furnished by Company, either before or after the date hereof, regardless of the manner or form in which it is furnished, including all notes, analyses, compilations, studies, forecasts, interpretations or other documents prepared by Parent or its Representatives which contain, reflect or are based upon, in whole or in part, such information, but does not include information which: (a) is or becomes generally available to the public other than as a result of a disclosure by Parent or its Representatives in violation of this Agreement; (b) was available to Parent or its Representatives on a non-confidential basis prior to its disclosure by Company; (c) becomes available to Parent on a non-confidential basis from a Person (other than Company or its Representatives) who is, to Parent’s knowledge, not prohibited from disclosing such information to Parent or its Representatives by a legal, contractual or fiduciary obligation to Company; or (d) is independently developed by employees of Parent or its Representatives without reliance on or reference to such information.

“Company Incentive Plan” means Company’s 2006 Equity Incentive Plan, as amended.

“Company Intellectual Property” means Owned Intellectual Property and Licensed Intellectual Property, cumulatively.

“Company Knowledge” means the actual knowledge, or such knowledge as would or should be obtained after reasonable inquiry, of any of Doug Hirsch, Lars Nilsen or Paul Asplund.

“Company Options” means options outstanding as of a particular date to purchase or otherwise acquire shares of Company Common Stock, whether vested or unvested or exercisable or unexercisable, granted pursuant to the Company Incentive Plan.

“Company Series A Preferred” means the Series A Preferred Stock, par value $.0001 per share, of the Company.

“Consent” means any consent, approval, authorization or similar affirmation by any Person under any Contract, Law or Permit.

“Contract” means any contract (including subcontracts), agreement, lease or other instrument, obligation, understanding, undertaking or other arrangement, of any kind, written or oral (including any amendments and other modifications thereto) to which Company is a party.

“COTS Software” means commercial off-the-shelf Software that is readily purchasable or general purpose third party Software that is installed and used in the operation of the business of Company without customization or integration (e.g., word processing Software).

“Damage” means any assessment, loss, injury, damage, Liability, debt, charge (including any judgment, decree or settlement which gives rise to any of the foregoing), cost and expense, including interest, penalties, court costs, reasonable fees and expenses of counsel, consultants, experts and other professional fees, actually incurred by a party.

“Debt” means any amount owed (including, without limitation, unpaid interest and fees thereon) in respect of borrowed money or capitalized lease obligations; provided, however, Debt shall include any accounts payable that were incurred other than in the ordinary course of business or that are not more than 30 days past their respective due dates and any undrawn letters of credit.

“Default” means (a) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law or Permit, (b) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law or Permit, or (c) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, to terminate or revoke, suspend, cancel, or materially modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law or Permit.

“DGCL” means the Delaware General Corporation Law.

“Disclosure Schedules” means and refers to the disclosure schedules prepared by Company and delivered to Parent dated the date hereof and identifying exceptions to the warranties and representations set forth in, and other disclosure matters required by, Article III, which has been prepared by Company.  Any disclosure made in any Section of the Disclosure Schedules is deemed to be referred to on all other Sections of the Disclosure Schedules to which such matter logically relates and where such reference would be appropriate and can reasonably be inferred from the matters disclosed on the first Section to the Disclosure Schedule as if set forth on such other Sections of the Disclosure Schedules.

“Eligible Claim” any claim for which an Indemnification Notice is delivered by any Indemnitees pursuant to Article VII prior to the date on which a relevant Additional Payment is finally determined pursuant to Section (d) of Schedule 2.09.

“Employment Agreement” means that Employment Agreement to be entered into at Closing between Company and Douglas J. Hirsch pursuant to Section 6.03(d).

“Environmental Laws” means any federal, state, local and foreign law, treaty, judicial decision, regulation, rule, judgment, order, decree or governmental restriction or requirement or any Contract with any Governmental Authority, whether now or hereinafter in effect, relating to the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq., the Toxic Substances Control Act, 15 U.S.C. 2601, et seq., the Occupational, Safety and Health Act, 29 U.S.C. 651, et seq., the Clean Air Act, 42 U.S.C. 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. 1251, et seq., the Safe Drinking Water Act, 42 U.S.C. 300f, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 1802 et seq. and the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001 et seq., and other comparable federal, state, local and foreign laws and all rules, regulations and guidance documents promulgated pursuant thereto or published thereunder.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting the business of Company as currently conducted.

“Escrow Amount” shall mean $150,000.

“Escrow Deposit” has the meaning as set forth in the Escrow Agreement.

“Final Resolution” of a dispute shall mean when (A) the parties to the dispute have reached an agreement in writing, (B) a court of competent jurisdiction shall have entered a final and non-appealable order with respect to such dispute, or (C) an arbitration or like panel shall have rendered a final non-appealable determination with respect to a dispute that the parties have agreed to submit thereto.

“Governmental Authority” means any federal, state, municipal, local, foreign or other judicial, administrative, legislative or regulatory agency, department or commission, tribunal, arbitration panel, commission or other governmental or quasi-governmental authority, paristatal agency or dispute-resolving body of competent jurisdiction or other similar entity (including any branch, department or official thereof).

“Hazardous Materials” means any substance, material, liquid or gas defined or designated as hazardous or toxic (or by any similar term) under any Environmental Law, or any other regulated material that could result in the imposition of liability under any Environmental Law, including petroleum products and friable materials containing more than one percent (1.0%) asbestos by weight.

“Independent Accountant” means such national or regional accounting firm of good reputation as is mutually agreed upon by Parent and Company and which shall not be the regular accounting firm of Parent or Company; provided, however, in the event that Parent and Company are unable to agree on the Independent Accountant, then Parent and Company shall each have the right to request the American Arbitration Association to appoint the Independent Accountant.

“Intellectual Property” means any and all of the following together with all goodwill therein or associated therewith, and all rights therein, thereto and thereunder:  (a) United States and foreign (i) patents and patent applications (including reissues, divisions, continuations, continuations-in-part, extensions, requests for continued examination, continued prosecution applications and re-examination applications), invention disclosures, and utility models (collectively, “Patents”), (ii) trademarks, service marks, certification marks, trade names, trade dress, logos, business and product names, slogans, and registrations and applications for registration thereof (collectively, “Marks”), and (iii) copyrights and registrations and applications for registration thereof (collectively, “Copyrights”); (b) proprietary interests and rights, whether registered or unregistered, in, under and to maskworks and registrations and applications for registration thereof, inventions (whether or not patentable), improvements, methods, processes, procedures, protocols, designs, products and other specifications, formulae, trade secrets and rights therein, know-how, database rights, data in and the organization and structure of databases, website content, domain names, internet protocol address space, Software (including source and object code), industrial models, confidential, technical and business information, and manufacturing, engineering and technical drawings and manuals and documentation; (c) proprietary interests or rights, including moral rights, in, under or to any similar intangible asset of a technical, business, scientific or creative nature, including slogans, logos, trade dress and the like; and (d) proprietary interests or rights in, under or to any documents, Records or other tangible or electronic media containing or comprising any of the foregoing or any part thereof.

“Interim Financial Statements” means Company’s unaudited consolidated balance sheet as of the Recent Balance Sheet Date, and the related combined consolidated statements of income and cash flows for the interim period then ended.

“IRS” means the United States Internal Revenue Service, and any successor agency thereto.

“Law” means any statute, law, code, ordinance, regulation, rule (including any rule of common law), judgment, injunction, settlement, award, writ, order or decree or other requirement of any Governmental Authority.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“LIBOR” means the six-month London Interbank Offered Rate as in effect on the Closing Date as reported in The Wall Street Journal.

“Licensed Intellectual Property” means any Intellectual Property that is licensed to Company by a third party.

“Lien” means, with respect to any asset, any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Losses” means any loss, assessment, payment, damage, liability, debt, charge (including any judgment and decree which gives rise to any of the foregoing), cost and expense, including interest, penalties, court costs, reasonable attorneys’ fees and expenses.

“Material Adverse Effect” means, as to Company, any event, fact, condition, change, circumstance or effect that is materially adverse to the business, assets, liabilities, properties, results of operations or condition (financial or otherwise) of Company, taken as a whole, or on the ability of Company to consummate the Transactions.

“Open Source Materials” means Software or other material that is distributed as “free software”, “open source software” or under similar licensing or distribution models, including the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License,

the BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License, and the Sun Industry Standards License and the Apache License.

“Optionholder” means a Person who holds a Company Option.

“Outstanding Common Stock Number” shall equal the sum (without duplication) of the aggregate number of shares of Company Common Stock (other than Excluded Shares) outstanding immediately prior to the Effective Time and after giving effect to any timely exercises of Company Options.

“Outstanding Preferred Stock Number” shall equal the sum (without duplication) of the aggregate number of shares of Company Series A Preferred (other than Excluded Shares) outstanding immediately prior to the Effective Time.

“Owned Intellectual Property” means any Intellectual Property, or interest therein, that is owned by Company.

“Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, association, trust, Governmental Authority or other entity or organization.

“Per Share Common Closing Consideration” means the quotient obtained by dividing (A) the sum of (i) the Base Common Closing Payment, plus (ii) the Estimated Working Capital Adjustment, if any, by (B) the Outstanding Common Stock Number.

“Recent Balance Sheet” means the consolidated balance sheet of Company as of the Recent Balance Sheet Date.

“Recent Balance Sheet Date” means September 30, 2008.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Registered Intellectual Property” means all patents, registered copyrights, registered trademarks, and domain names, and all applications for any of the foregoing.

“Related Person” means (a) with respect to an individual, each other member of such individual’s Family, any Person that is directly or indirectly controlled by any one or more members of such individual’s Family, any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest, and any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, member, executor or trustee (or in a similar capacity), and (b) with respect to a Person other than an individual, any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person, any Person that holds a Material Interest in such specified Person, each Person that serves as a director, officer, partner, member, executor or trustee of such specified Person (or in a similar capacity), any Person in which such specified Person holds a Material Interest, and any Person with respect to which such specified Person serves as a general partner, manager, or a trustee (or in a similar capacity).  For this purpose, the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree and (iv) any other natural person who resides with such individual, and “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

“Representative” means, with respect to any Person, its officers, directors, employees, representatives and agents.

“Requisite Shareholder Approval” means the approval of the holders of a majority of the of the shares of Company Common Stock entitled to vote on the matter submitted for stockholder approval, as provided for in Section 216(2) of the DGCL, voting as a single class, and the approval of the holders of a majority of the outstanding shares of Company Series A Preferred entitled to vote on the matter submitted for stockholder approval, voting as a separate class.

“Retained Amount” has the meaning as set forth in the Escrow Agreement.

“Software” means all computer software, including application software, system software and firmware, and all source code and object code versions thereof, in any and all forms and media, and all documentation and media constituting, describing or relating to the above.

“Stockholder” means a holder of Company Capital Stock.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner  or managing member or (ii) of which at least a majority of the stock, member interests, partnership interests, or other equity interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Target” means $131,750, minus an amount equal to $160,000, plus amounts paid by Parent pursuant to Section 6.01(d).

“Tax” or “Taxes” means (i) any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), custom duties, capital stock, franchise, profits, withholding, social security (or similar excises), unemployment, disability, ad valorem, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, impost or duty of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, by any Governmental Authority responsible for imposition of any such tax (domestic or foreign), (ii) liability for the payment of any amount of the type described in clause (i) as a result of being or having been on or before the Closing Date a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of Company to a Governmental Authority is determined or taken into account with reference to the liability of any other Person, and (iii) liability for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount of the type described in (i) or (ii) as a result of any existing express or implied obligation (including an indemnification obligation).

“Tax Return” means any return, declaration, disclosure, election, schedule, estimate, report, claim for refund, estimates or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Sharing Agreement” means any agreement or arrangement (whether or not written) binding on Company that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts or gains for the principal purpose of determining any Person’s Tax liability.

“Transaction Documents” means this Agreement and each agreement, instrument or document attached hereto as an exhibit.

“Unresolved Claim” shall mean an indemnity claim pursuant to Section 2.08 or Article VII, including any Tax audit or inquiry by any Governmental Authority, (A) for which Parent has provided a good faith estimate of Losses or Taxes that underlie such indemnity claim or Tax audit or inquiry, notice in respect of which is delivered to Company prior to the date on which payments are otherwise required to be made to former holders of Company Capital Stock under Section 2.09 or distributions made from the Escrow Fund under Section 2.10 and (B) that is not the subject of a Final Resolution as of such date.

“Virus” means any technique, Software, computer instruction, code or device or method, which is designed or intended to damage, delete, corrupt, impair, gain unauthorized access to or take over the operation of, or prevent or hinder access to any computer or other hardware, network, Software, any storage medium or device, data, or database or which does any of the same (whether by, in whole or part, installing itself, enabling remote unauthorized access, or altering, erasing, duplicating, rearranging within or bombarding the computer or other hardware, network, Software, any storage medium or device, data, or database or otherwise), including computer viruses, worms, trojan horses, salamis, trap doors, back doors, spybots, sniffers, botnets, and all other so-called “malware” and any other similar things of like intent, use or purpose, but excluding any technique, Software, computer instruction, code or device or method designed for Company for rendering computer network operations services, information assurance and cybersecurity technology services relating to information leakage detection and prevention, insider communications and threat detection, internet/intranet usage monitoring and external network surveillance, information operations, computer network attack or computer network exploitation.

“Working Capital” means the consolidated current assets of Company set forth on the Estimated Balance Sheet or Closing Balance Sheet, as applicable (other than assets in respect of Taxes or Tax attributes), less the consolidated current Liabilities and Debt of Company set forth on the Estimated Balance Sheet or Closing Balance Sheet, as applicable, as of the close of business on the Closing Date and on the basis of the same accounting principles and practices used by Company in preparing the Recent Balance Sheet; provided that if Working Capital shall include all third-party fees and expenses (including any bonus and success fees) incurred but not paid by Company prior to the Closing in connection with the drafting, negotiation, execution and delivery of the Transaction Agreements and the consummation of the transactions contemplated herein or therein, including the fees and expenses of the accountants, lawyers, financial advisors, consultants and other advisors of Company and its shareholders.

1.03           Rules of Construction.  This Agreement shall be construed in accordance with the following rules of construction:

(a)           the terms defined in this Agreement include the plural as well as the singular;

(b)           all references in the Agreement to designated “Articles,” “Sections” and other subdivisions are to the designated articles, sections and other subdivisions of the body of this Agreement;

(c)           pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms;

(d)           the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

(e)           the words “includes” and “including” are not limiting; and

(f)           all references to days shall be deemed to refer to calendar days unless this Agreement specifically refers to “business days,” in which event Saturdays, Sundays, federal and New York holidays shall be excluded.

ARTICLE II
TRANSACTIONS AND TERMS OF MERGER

2.01           Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time, Sub shall be merged with and into Company in accordance with the provisions of Section 251 of the DGCL and with the effects provided in Section 259 of the DGCL (the “Merger”).  Company shall be the surviving corporation (the “Surviving Corporation”) resulting from the Merger, shall continue to be governed by the Laws of the State of Delaware, shall become a wholly owned subsidiary of Parent, and the separate corporate existence of Company with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.

2.02           Time and Place of Closing.  The closing of the Merger (the “Closing”) shall take place at such time and place as the Parties shall agree, on the date when the Effective Time is to occur (the “Closing Date”), which shall be no later than the third business day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by the Parties hereto.

2.03           Effective Time.  Subject to the terms and conditions of this Agreement, on the

Closing Date, the Parties will cause a certificate of merger to be filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL (the “Certificate of Merger”).  The Merger shall take effect when the Certificate of Merger becomes effective (the “Effective Time”).  Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur not later than November 28, 2008.

2.04           Surviving Corporation Governing Instruments, Directors and Officers.

(a)           At the Effective Time, (i) the Certificate of Incorporation of the Surviving Corporation shall be amended to read in form and substance substantially the same as Exhibit 2.04(a)(i) hereto and (ii) the Bylaws of the Surviving Corporation shall be amended to read in form and substance substantially the same as Exhibit 2.04(a)(ii) hereto, in each case until thereafter changed or amended as provided therein or applicable Law.

(b)           The directors of Sub in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

(c)           The officers of Sub in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

2.05           Treatment of Capital Stock.  Subject to the provisions of this Article II, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Company, Sub or the stockholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

(a)           Each share of capital stock of Parent issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of capital stock of Parent and shall not be affected by the Merger.

(b)           Each share of Sub common stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into one share of common stock of the Surviving Corporation.

(c)           Each share of Company Common Stock (other than Excluded Shares) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for (i) the right to receive an amount in cash, without interest, equal to the Per Share Common Closing Consideration and (ii) the contingent right to receive payments as provided in Sections 2.08(f), 2.09 and 2.10.  Aggregate amounts paid to the holders of Company Common Stock shall be aggregated and rounded as set forth on Schedule 2.05(c) (the “Funds Flow Chart”).

(d)           Each share of Company Series A Preferred (other than Excluded Shares) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for (i) the right to receive an amount in cash, without interest, equal to the quotient obtained by dividing (A) the sum of (i) $2,125,000 minus (ii) $102,000 contributed to the Escrow Fund by (B) the Outstanding Preferred Stock Number and (ii) the contingent right to receive payments as provided in Sections 2.08(f), 2.09 and 2.10. Aggregate amounts paid to the holders of the Company’s Series A Preferred shall be aggregated and rounded as set forth on the Funds Flow Chart.

(e)           Any holder of shares of Company Capital Stock who perfects, and has not withdrawn or otherwise forfeited at or prior to the Effective Time, such holder’s dissenters’ rights in accordance with and as contemplated by Section 262 of the DGCL (a “Dissenting Stockholder”) shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to shares of Company Capital Stock owned by such Dissenting Stockholder (the “Dissenting Shares”); provided, that no such payment shall be made to any Dissenting Stockholder unless and until such Dissenting Stockholder has complied with the applicable provisions of the DGCL and surrendered to Company the certificate or certificates representing the Dissenting Shares for which payment is being made.  In the event that after the Effective Time a Dissenting Stockholder fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his Dissenting Shares, Parent shall issue and deliver the consideration to which such holder of shares of Company Capital Stock is entitled under this Article II (without interest) upon surrender by such holder of the certificate or certificates representing shares of Company Capital Stock held by him.  Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by Company relating to stockholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL.  Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

(f)           Each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time and owned by any of the parties to this Agreement (other than the Holder Representative) or their respective Subsidiaries (in each case other than shares of Company Capital Stock held on behalf of third parties) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist (the “Excluded Shares”).

2.06           Exchange of Certificates.

    (a)           At the Effective Time, all shares of Company Capital Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Time, and each certificate or electronic book-entry (collectively, the “Certificates”) previously representing any such shares of Company Capital Stock (other than Excluded Shares) shall thereafter represent for all purposes only the right to receive the consideration provided in Section 2.05.  At the Effective Time, the stock transfer books of Company shall be closed as to holders of Company Capital Stock and no transfer of Company Capital Stock by any such holder shall thereafter be made or recognized.  Any Person who otherwise would be deemed a Dissenting Stockholder shall not be entitled to receive the applicable Merger consideration with respect to the shares of Company Capital Stock owned by such Person unless and until such Person shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to dissent from the Merger under the DGCL.

(b)           Within two (2) days after the Effective Time, Parent shall send to each former holder of record of shares of Company Capital Stock (other than Excluded Shares) immediately prior to the Effective Time, transmittal materials for use in exchanging such holder’s Certificates for the consideration provided in Section 2.05 (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to Parent).  Upon the surrender of a Certificate (or effective affidavit of loss in lieu thereof as provided in Section 2.06(d)) to Parent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor cash or a check in the amount (after giving effect to any required Tax withholdings) of the consideration payable in respect of such shares pursuant to clause (i) of each of Sections 2.05(c) and 2.05(d) (collectively, the “Closing Payments”), and the Certificate so surrendered shall forthwith be cancelled.  No interest will be paid or accrued on any amount payable upon due surrender of the Certificates.  In the event of a transfer of ownership of shares of Company Capital Stock that is not registered in the transfer records of Company, a check for any cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such shares of Company Capital Stock is presented to Parent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.  With respect to those holders of record of Company Capital Stock (other than Excluded Shares) whose shares are represented in un-certificated form, Schedule 2.06(b) sets forth a list of each such holder and the applicable Closing Payment.

(c)           Notwithstanding the foregoing, neither the Parent nor any Party shall be liable to any former holder of Company Capital Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(d)           If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and an agreement to indemnify against any claim that may be made against it with respect to such Certificate, Parent, or the Surviving Corporation shall, in exchange for the shares of Company Capital Stock represented by such lost, stolen or destroyed Certificate, pay or cause to be paid the amounts, if any, deliverable in respect to the shares of Company Capital Stock formerly represented by such Certificate pursuant to this Agreement.

(e)           Each of Company, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Stockholder such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and any provision of applicable Law (including under Section 1445 of the Code, if applicable).  To the extent that amounts are so withheld by Company, the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Stockholder in respect of which such deduction and withholding was made by Company, the Surviving Corporation or Parent, as the case may be.

    2.07           Treatment of Company Options.

(a)           The parties agree that, after the Effective Time, Company will not assume or continue any or all of the Company Options or substitute similar stock awards for Company Options outstanding under the Company Incentive Plan.

(b)           With respect to Company Options held by Optionholders whose Continuous Service (as defined in the Company Incentive Plan) has not been terminated prior to the Effective Time, pursuant to Section 11(c) of the Company Incentive Plan, each such Company Option shall be accelerated in full to a date prior to the Effective Time as the Board of Directors of Company shall determine and such Company Options shall terminate if not exercised at or prior to the Effective Time.  With respect to Company Options held by Optionholders whose Continuous Service has been terminated prior to the Effective Time, pursuant to Section 11(c) of the Company Incentive Plan, each such Company Option shall not be accelerated and such Company Options shall terminate if not exercised at or prior to the Effective Time.  Each holder of a vested Company Option, including such Company Options which have been accelerated pursuant to this Section 2.07(b), shall be given the opportunity to exercise such Company Options, effective immediately prior to the Effective Time and contingent upon the Closing, and thereby to become a Stockholder entitled to receive the Merger consideration in accordance with the provisions hereof.

(c)           The Board of Directors of Company shall make such adjustments and amendments to or make such determinations with respect to Company Options as may be necessary or appropriate to implement the foregoing provisions of this Section 2.07.

2.08           Computation of Working Capital Adjustment.

(a)           On or prior to the Closing Date, Company will deliver to Parent an estimated consolidated balance sheet of Company as of the close of business on the Closing Date (the “Estimated Balance Sheet”), setting forth its best estimate of the Working Capital of Company as of the Closing Date (the “Estimated Working Capital”), as well as a detailed calculation of the Estimated Working Capital Adjustment as of the Closing Date.  The Estimated Balance Sheet will be prepared on the basis of the same accounting principles and practices used by Company in the preparation of the Recent Balance Sheet.  The “Estimated Working Capital Adjustment” means the sum of (i) the Estimated Working Capital minus (ii) the Target.

(b)           As soon as reasonably practicable after the Closing, but in no event later than ninety (90) days after the Closing Date, Parent will prepare (or cause to be prepared) and deliver to the Holder Representative (i) a consolidated balance sheet of Company as of the close of business on the Closing Date (the “Closing Balance Sheet”) and (ii) calculations of the Working Capital of Company as of the Closing Date (the “Final Working Capital”) and the Final Adjustment Amount.  The Closing Balance Sheet will be prepared on the basis of the same accounting principles and practices used by Company in the preparation of its balance sheet as of July 31, 2008.

(c)           The Holder Representative then shall have thirty (30) days from receipt of all of the Closing Balance Sheet, the calculation of the Final Working Capital and the calculation of the Final Adjustment Amount to give Parent written notice of his objection to any item or calculation contained in the Closing Balance Sheet, Final Working Capital or Final Adjustment Amount specifying in reasonable detail all disputed items and the basis therefor (a “Dispute

Notice”).  If the Holder Representative concurs with the Closing Balance Sheet, Final Working Capital and Final Adjustment Amount or otherwise does not give Parent a Dispute Notice within such thirty (30)- day period, such Closing Balance Sheet shall be deemed final and conclusive with respect to the determination of the Final Adjustment Amount and shall be binding on the parties for all purposes under this Agreement.  If, however, the Holder Representative delivers a Dispute Notice objecting to any items or calculations contained in the Closing Balance Sheet, Final Working Capital or Final Adjustment Amount within such thirty (30)-day period, the Parent and the Holder Representative shall meet within thirty (30) days following the date of the Dispute Notice (the “Resolution Period”) and shall attempt in good faith to resolve such objections and any written resolution by them as to any disputed amount shall be deemed final and conclusive with respect to the determination of the Final Adjustment Amount and shall be binding on the parties for all purposes under this Agreement.  Any amounts that were not timely disputed pursuant to a Dispute Notice (or if so disputed, subsequently resolved) may not be disputed.  In all events the Closing Balance Sheet shall be final and binding, except to the extent of those amounts timely identified in a Dispute Notice as disputed items in accordance with this paragraph.

        (d)           If Parent and the Holder Representative are unable to resolve any disputes identified in a timely delivered Dispute Notice within the Resolution Period, then all amounts and issues remaining in dispute and Parent’s responses thereto will be submitted by Parent and the Holder Representative for review by the Independent Accountant.  All parties agree to execute, if requested by the Independent Accountant, a reasonable engagement letter with respect to the determination to be made by the Independent Accountant. The Independent Accountant will determine only those issues still in dispute at the end of the Resolution Period and the Independent Accountant’s determination will be based upon and consistent with the terms and conditions of this Agreement.  The determination by the Independent Accountant will be based solely on the information contained in the presentations with respect to such disputed items by Parent and the Holder Representative to the Independent Accountant and not on the Independent Accountant’s independent review.  Each of Parent and the Holder Representative will use its reasonable best efforts to provide its presentations to the Independent Accountant related to the disputed items as promptly as practicable following submission to the Independent Accountant of the disputed items, and each such party will be entitled, as part of its presentation, to respond to the presentation of the other party and any questions and requests of the Independent Accountant.  Discovery shall be limited to documents designated by the Independent Accountant as necessary for it to assess the proper calculation of the Final Adjustment Amount consistent with this Agreement.  The Independent Accountant’s determination will be made within thirty (30) days after its engagement (which engagement will be made no later than five (5) business days after the end of the Resolution Period), or as soon thereafter as possible, and will be set forth in a written statement delivered to the Holder Representative and Parent. The Closing Balance Sheet as finalized by the Independent Accountant shall be deemed final and conclusive with respect to the Final Adjustment Amount and shall be binding on Parent and the Stockholders for all purposes under this Agreement.  In deciding any matter pursuant to this Section 2.08(d), the Independent Accountant (A) will be bound by the provisions of this Section 2.08 and (B) may not assign a value to any item greater than the greatest value for such item claimed by either Parent or the Holder Representative or less than the smallest value for such item claimed by Parent or the Holder Representative.  The fees and expenses of the Independent Accountant in resolving all such objections shall be borne by (1) Parent in an amount equal to the proportion of the total disputed amount that the Independent Accountant finds in favor of the Holder Representative and (2) the Stockholders in an amount equal to the proportion of the total disputed amount that the Independent Accountant finds in favor of Parent.  The amount of the fees and expenses of the Independent Accountant to be paid by the Stockholders will be advanced by Parent and reimbursed from future Earnout Holdback Amounts.  Except as provided in the preceding sentence, all other costs and expenses incurred by the parties in connection with resolving any dispute hereunder before the Independent Accountant will be borne by the party incurring such cost and expense.

(e)           The term “Final Balance Sheet” will mean the definitive Closing Balance Sheet agreed to by Holder Representative and Parent in accordance with Section 2.08(c) or resulting from the determination made by the Independent Accountant in accordance with Section 2.0(d).  The term “Final Adjustment Amount,” which may be positive or negative, will mean the difference, if any, between the Final Working Capital as finally determined and the Estimated Working Capital.  The date on which the Final Adjustment Amount is finally determined in accordance with this Section 2.08 is hereinafter referred as to the “Determination Date.”

(f)           Upon final determination of the Final Adjustment Amount in accordance with this Section 2.08, the Final Adjustment Amount shall be remitted as follows:

(i)           if the Final Adjustment Amount is a positive number, then, promptly following the Determination Date, and in any event within five (5) Business Days of the Determination Date, Parent shall pay to those Stockholders who were or are entitled to receive a payment at Closing pursuant to Section 2.05 (c) or (d), the Final Adjustment Amount, together with interest thereon from the Closing Date to the date of payment at LIBOR, less any fees owed to any of Company’s Representatives in connection therewith, in accordance with the following;  32% of such amounts will paid to  holders of Company Common Stock, pro rata in accordance with their Applicable Percentage, and 68% of such amounts will be paid to the holders of Company Series A Preferred pro rata in accordance with their Applicable Percentage;

(ii)           if the Final Adjustment Amount is a negative number, then, an amount equal to the Final Adjustment Amount, together with interest thereon from the Closing Date to the date of payment at LIBOR, will be deducted, first, from the Escrow Fund and, if not paid in full from the Escrow Fund, from future Earnout Holdback Amounts.

2.09           Earn-Out.  As additional consideration for Company Capital Stock, Parent shall pay certain earn-out amounts to those Stockholders who were entitled to receive a Closing Payment computed in accordance with, and subject to, the provisions of Schedule 2.09 (“Earn-Out Payments”) in accordance with their Applicable Percentages; provided, that (A) 45% of the portion of any Earn-Out Payment that is otherwise payable to the holders of Company Common Stock will be reduced (but not below zero) by the sum of (i) any unpaid amounts owed to Parent pursuant to Section 2.08(f), plus (ii) the amount of any indemnification payment owed to any Parent Indemnitees under Article VII that has not been paid from the Escrow Fund, plus (iii) the amount, if any, by which any Unresolved Claim exceeds any associated Retained Amounts, and (B) if the sum described in the preceding clause (A) exceeds 45% of the portion of such Earn-Out Payment that was otherwise payable to the holders of Company Common Stock, 45% of the portion of any Earn-Out Payment that is otherwise payable to the holders of Company Series A Preferred will be reduced (but not below zero) by the amount of such excess.  The aggregate dollar amount of funds retained under this Section 2.09 related to a properly asserted

Unresolved Claim (each an “Earnout Holdback Amount”) shall be retained until Final Resolution of such Unresolved Claim, and upon such Final Resolution any remaining balance of the Earnout Holdback Amount for such Unresolved Claim, after application of, first, any Retained Amounts and, second, any Earnout Holdback Amounts to satisfy any amounts required to be paid to Parent pursuant to Final Resolution of such Unresolved Claim (and in no case longer than five (5) Business Days from such Final Resolution), shall be promptly paid to the former holders of Company Capital Stock, in accordance with their Applicable Percentages, in each case less any amounts required by Law to be withheld or deducted; provided, however, upon any distribution of Retained Amounts or Earnout Holdback Amounts after Final Resolution of Unresolved Claims, the former holders of Series A Preferred shall receive 100% of their Applicable Percentages of the Earnout Holdback Amount retained pursuant to clause (B) of the preceding sentence prior to any distribution of the Earnout Holdback Amount retained pursuant to clause (A) of the preceding sentence to the holders of Company Common Stock.

2.10           Escrow.

(a)           In connection with the Closing, for and on behalf of the holders of Company Capital Stock, Parent shall deliver to SunTrust Bank, N.A., as escrow agent (the “Escrow Agent”), pursuant to an escrow agreement substantially in the form of Exhibit B (the “Escrow Agreement”) among Parent, the Holder Representative and the Escrow Agent, an amount of the Base Purchase Price equal to the Escrow Amount, to be held in a fund (together with interest and other investment proceeds thereon, the “Escrow Fund”) in accordance with the terms thereof.

(b)           On the first anniversary of the Closing Date, the Escrow Agent shall pay to those Stockholders who were entitled to receive a Closing Payment, in each case less any amounts required by Law to be withheld or deducted, an aggregate of 50% of the Escrow Fund, less the sum of (i) any amounts paid out of the Escrow Fund pursuant to Sections 2.08(f) or Article VII and (ii) the aggregate dollar amount of any Unresolved Claims, in accordance with the procedures set forth in Section 2.10(e); provided that, if the aggregate dollar amount of any Unresolved Claims plus any amounts previously paid out of the Escrow Fund pursuant to Section 2.08(f) and Article VII would exceed 50% of the Escrow Fund and Earnout Holdback Amount then held by Parent, the aggregate amount of the then remaining Escrow Amount shall be retained in the Escrow Fund.

(c)           On the date that is two years after the Closing Date, the Escrow Agent shall pay to those Stockholders who were entitled to receive a Closing Payment, in each case less any amounts required by Law to be withheld or deducted, the remainder of the Escrow Fund, less the aggregate dollar amount of any Retained Amounts, if any, in accordance with the procedures set forth in Section 2,10(e).

(d)           The aggregate dollar amount of funds retained under Section 2.10(b) or Section 2.10(c) related to a properly asserted Unresolved Claim shall remain in the Escrow Fund until Final Resolution of such Unresolved Claim, and upon such Final Resolution any remaining balance of the Retained Amount for such Unresolved Claim, after application of such Retained Amount to pay to Parent any amounts required to be paid pursuant to Final Resolution of such Unresolved Claim, shall be promptly paid to the former holders of Company Capital Stock in accordance with their Applicable Percentages, in each case less any amounts required by Law to be withheld or deducted.

(e)           Payments pursuant to Section 2.10(b) and 2.10(c) shall be made in the following manner:

(i)           To the extent the amounts to be distributed pursuant to Section 2.10(b) or 2.10(c) represent the Escrow Deposit, 32% of such amounts shall be distributed to holders of Company Common Stock, pro rata, in accordance with their Applicable Percentages, and 68% of such amounts shall be distributed to the holders of Company Series A Preferred, pro rata, in accordance with their Applicable Percentages; and

(ii)           To the extent there are any other amounts to be distributed pursuant to 2.10(c), other than as set forth above, such amounts shall be distributed 32% to holders of Company Common Stock, pro rata, in accordance with their Applicable Percentages, and 68% to the holders of Company Series A Preferred, pro rata, in accordance with their Applicable Percentages.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as set forth in the Disclosure Schedules, Company represents and warrants to Parent and Sub the following matters both as of the date of this Agreement and as of the Closing Date (except to the extent that a representation or warranty expressly states that such representation or warranty is made only as of an earlier date or as of the date of this Agreement):

3.01           Existence and Power.  Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  Company has all power and authority required to use or own its property and assets that it purports to use or own and to carry on its business as now conducted.  Company is duly qualified to do business as a foreign corporation and is in good standing in the State of California and in each other jurisdiction (if any) where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary.  Section 3.01 of the Disclosure Schedules sets forth a list of those jurisdictions in which Company is so qualified to do business.  True and complete copies of Company’s amended and restated certificate of incorporation and bylaws, as currently in full force and effect, have been provided to Parent (the “Company Governing Documents”).  Company has delivered to Parent true and complete copies of all documents filed with any state authority with respect to any merger, consolidation or reincorporation in which Company has been a participant, if any.

3.02           Authorization; Binding Effect.  Company has all requisite power and authority required to enter into this Agreement and each other Transaction Document, to perform its obligations hereunder and thereunder and to consummate the Merger and the other transactions contemplated hereby and thereby (collectively, the “Transactions”).  The execution, delivery and performance of this Agreement and the other Transaction Documents by Company and the consummation by Company of the Transactions have been duly authorized by all necessary corporate or other action on the part of Company in accordance with the laws of the State of

Delaware other than the approval of the Stockholders in accordance with the DGCL and the Company Governing Documents.  This Agreement has been duly executed and delivered to Parent and Sub by Company and constitutes a valid and binding agreement of Company enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  All other Transaction Documents delivered at Closing by Company will be duly and validly executed by Company.  The Board of Directors of Company, by resolutions duly adopted at a meeting duly called and held or by a unanimous written consent in lieu of a meeting, has determined that the Transactions are in the best interests of Company and the Stockholders, has approved this Agreement and the Merger and authorized the execution of this Agreement and has recommended to the Stockholders approval and adoption of this Agreement and the Merger.

3.03           Governmental Authorization and Consents.  Except for those Consents, filings or notices set forth in Section 3.03 of the Disclosure Schedules and Requisite Shareholder Approval no Consent of, filing with, or notice to, any Governmental Authority, lender, lessor, creditor, Stockholder or any other Person is required by Company in connection with the execution, delivery and performance by Company of this Agreement, any other Transaction Document, or the consummation of the Transactions.

3.04           Non-contravention.  The execution and delivery of the Transaction Documents by Company, the performance by Company of its obligations under the Transaction Documents, and the consummation of the Transactions do not and will not (i) contravene or conflict with any of the Company Governing Documents, (ii) assuming compliance with the matters referred to in Section 3.03, contravene or conflict with any applicable provision of any Law binding upon or applicable to Company in any material respect, (iii) assuming compliance with the matters referred to in Section 3.03 and except as set forth in Section 3.04 of the Disclosure Schedules, require notice, or constitute a Default, under any provision of any Contract binding upon Company or by which Company’s assets or properties may be bound or subject, or any Permit held by Company, or (iv) result in the creation or imposition of any Lien on any of Assets of Company.

3.05           Capitalization.

(a)           The authorized Company Capital Stock consists of 25,000,000 shares of Company Common Stock and 5,250,000 shares of Series A Preferred.  As of the date hereof, 9,943,000 shares of Company Common Stock, and 4,992,704 shares of Company Series A Preferred have been issued and are outstanding.  All issued and outstanding shares of Company Capital Stock have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights created by statute, the Company Governing Documents or any Contract to which Company is a party or by which it is bound, and have been issued in compliance with applicable federal, state and foreign securities or “blue sky” Laws.  Section 3.05(a) of the Disclosure Schedules sets forth, as of the date hereof, the name of each holder of shares of Company Capital Stock and the number of shares of Company Capital Stock held of record by each such Stockholder.  There are no accrued or unpaid dividends with respect to any issued and outstanding shares of Company Capital Stock.  Other than the shares of Company Capital Stock issued and outstanding as of the date hereof and shares of Company

Common Stock issued after the date hereof upon exercise of Company Options outstanding as of the date hereof, there are no issued or outstanding shares of Company Capital Stock.

(b)           As of the date hereof, except as set forth in Section 3.05(b) of the Disclosure Schedule, there are no outstanding options, warrants, calls, rights of conversion or other rights, agreements, arrangements or commitments of any kind or character, whether written or oral, relating to the Company Capital Stock to which Company is a party, or by which it is bound, obligating Company to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of Company Capital Stock or any securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire from Company or any other Person, any shares of Company Capital Stock and no such convertible or exchangeable securities or obligations are, or as of the Closing will be, outstanding, other than shares of Company Common Stock issuable upon conversion of Company Series A Preferred.

(c)           Except as set forth in Section 3.05(c) of the Disclosure Schedules, there are (i) no Contracts relating to the Company Capital Stock to which Company is a party, or by which it is bound, obligating Company to repurchase, redeem or otherwise acquire any issued and outstanding shares of Company Capital Stock or any Company Option, (ii) no outstanding or authorized stock appreciation, phantom stock or other similar rights with respect to Company, and (iii) except for the agreements that terminate in accordance with their terms at or prior to the Effective Time, no other voting trusts, stockholder agreements, proxies or other agreements or understandings in effect to which Company is a party, or by which it is bound, with respect to the governance of Company or the voting or transfer of any shares of Company Capital Stock.

3.06           Subsidiaries/Interests.  Company does not have any Subsidiaries, does not have any equity or membership interest, minority or otherwise, in any other Person, and does not have any partnership, joint venture or limited liability company agreement, Contract or right concerning an equity or partnership interest in another Person.

3.07           Title to Properties; Absence of Liens; Sufficiency of Assets.

(a)           Company has indefeasible legal and beneficial title to or sufficient other valid and enforceable rights to possess and use or, in the case of its leased property and assets, valid leasehold interests in, all of its assets and properties, free and clear of all Liens, except (i) as set forth in Section 3.07(a) of the Disclosure Schedules, (ii) for Liens for Taxes not yet due and payable, and (iii) for Liens that do not materially detract form the value of the property or asset subject thereto or materially impair the operations of the Company (collectively, “Permitted Liens”).   All assets and property owned or leased by Company are in good operating condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business consistent with Company’s past practices.

(b)           There are no Claims affecting Company’s assets or properties pending or, to Company’s Knowledge, threatened which might materially detract from the value, interfere with any present use or adversely affect the marketability of any such property or assets.

(c)           The assets and property owned or leased by Company constitute all of the assets and property used or held for use in connection with the business of Company and, to

Company’s Knowledge, constitute all of the assets and property necessary to conduct such business as currently conducted by Company.

3.08           Financial Statements; Related Information.

(a)           Section 3.08 of the Disclosure Schedules sets forth true, correct and complete copies of the Annual Financial Statements and Interim Financial Statements for periods ending prior to the date hereof (the “Financial Statements”).  The Financial Statements (i) were prepared from the books and records of Company and fairly present, in all material respects, the consolidated financial position of Company as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended, (ii) were prepared as historically applied by Company on a consistent basis (subject in the case of Interim Financial Statements to normal recurring year-end adjustments and the absence of notes thereto), and (iii) except as indicated therein, reflect all Claims against and all debts and liabilities of Company, fixed or contingent, as at the respective dates thereof required to be reflected or disclosed therein as historically applied by Company on a consistent basis (subject in the case of Interim Financial Statements to normal recurring year-end adjustments and the absence of notes thereto).

(b)           Reserves for warranty claims, liabilities and bad debts on the Financial Statements reflect all facts and circumstances which were known to the management of Company as of each date such Financial Statements were prepared and are sufficient to pay for such warranty claims, liabilities, bad debts, estimates to complete and amounts payable.  Company does not hold any inventory for sale.

(c)           Company has not entered into any off balance sheet financial arrangements, including any transaction involving a hedge or derivative financial instrument.

3.09           Absence of Certain Changes.

 Since July 31, 2008, Company has conducted its business in the ordinary course consistent with past practice and, except as disclosed in Section 3.09 of the Disclosure Schedules or as otherwise approved by Parent in writing, there has not been:

(a)           a Material Adverse Effect and there have been no events, occurrences or developments which are reasonably likely to result in a Material Adverse Effect;

(b)           (i) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock or member interests of Company, (ii) any repurchase, redemption or other acquisition by Company of any outstanding shares of capital stock or options of Company, (iii) any grants or issuances of options or other rights to acquire any capital stock of Company or transfers, issuances, sales or disposals of any shares of capital stock or rights to acquire capital stock of Company, or (iv) any recapitalization, reclassification or like change in the capitalization of Company;

(c)           any acquisition by Company of material assets, including stock or other equity interest, from any Person (whether by merger, consolidation or combination or acquisition of stock or assets) or any sale, lease, license or other disposition of material assets or property of Company, other than in the ordinary course of business consistent with past practices;

(d)           any incurrence (excluding trade payables incurred in the normal course of business), assumption or guarantee by Company of any indebtedness for borrowed money;

(e)           any express creation or assumption by Company of any Lien (other than Permitted Liens) on any asset;

(f)           any making of any loan, advance or capital contribution to or investment in any Person, excluding any advance to any employee not in excess of $10,000 cumulatively made in the ordinary course of business consistent with past practices relating solely to advancement of payroll, travel and other business expenses;

(g)           any condemnation, seizure, damage, destruction or other casualty loss (whether or not covered by insurance) affecting the assets, properties or business of Company and, to Company’s Knowledge, no such loss is threatened;

(h)           any material transaction or commitment made, or any Material Contract entered into, amended or terminated by Company or any relinquishment by Company of any Material Contract or other material right, other than those contemplated by this Agreement;

(i)           any change in any method of accounting or accounting practice by Company;

(j)           except as contemplated under this Agreement, any (i) grant of any severance or termination pay to any director, officer, employee or independent contractor of Company except pursuant to the severance policies of Company existing on the date hereof, (ii) commencement or renewal of any expiring Employee Plan (or any amendment to any existing Employee Plan) with any director, officer, employee or independent contractor of Company, except renewals of insurance coverage in connection with Employee Plans, (iii) entering into of any Employee Plan with a Person providing for compensation, bonus or other benefits, (iv) payment of or provision for any bonus, stock option, stock purchase, profit sharing, deferred compensation, pension, retirement or other similar payment or arrangement to any director, officer, employee or independent contractor of Company, except pursuant to such arrangements existing on the date hereof, (v) material increase in coverage or benefits payable under any existing Employee Plan, (vi) any other increase in compensation, bonus or other benefits payable to any director, officer, employee or independent contractor of Company other than increases in the ordinary course of business consistent with past practice of Company, or (vii) waiver of or significant modification to any non-solicitation or non-competition provisions of any employment agreement or other Contracts.

(k)           any capital expenditure, or commitment for a capital expenditure, for additions or improvements to property, plant and equipment in excess of $10,000 individually or $50,000 in the aggregate;

(l)           except for capital expenditures and commitments referred to in paragraph (l) above, any (i) acquisition, lease, license or other purchase of, or (ii) disposition, assignment, transfer, license or other sale of, any tangible assets or property or Intellectual Property in one or more transactions, or any commitment in respect thereof, that involved or involve payments of $5,000 or more;

(m)           a cancellation, compromise or settlement of any material debt or pending or threatened claim or waiver or release of any material right of Company;

(n)           any material adverse change in Company’s relations with its material customers, distributors, suppliers or agents;

(o)           any delay or postponement by Company in the payment of accounts payable and other liabilities outside the ordinary course of business; or

(p)           any Contract entered into, other than this Agreement, to take any actions, or cause to be taken, any of the actions specified in this Section 3.09.

3.10           Related Person Transactions.  Except as set forth in Section 3.10 of the Disclosure Schedules, no Related Person of Company presently or since December 31, 2007: (i) owns or has owned, directly or indirectly, any interest in (excepting not more than five percent (5%) stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, customer, distributor, sales agent, or supplier of Company; (ii) owns or has owned, directly or indirectly, in whole or in part, any tangible or intangible property that Company uses or the use of which is necessary or desirable for the conduct of Company’s businesses; (iii) has or had any cause of action or other Claim whatsoever against, or owes or owed any amount to, Company; or (iv) on behalf of Company, has made any payment or commitment to pay any commission, fee or other amount to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any corporation or other Person of which any officer, director or manager of Company, or an immediate family member of the foregoing, is a partner or stockholder (excepting stock holdings solely for investment purposes in securities of publicly held and traded companies).  Section 3.10 of the Disclosure Schedules contains a complete list of all Contracts between Company and any Related Person (collectively, the “Related Person Agreements”) entered into on or prior to the date of this Agreement or contemplated under this Agreement to be entered into before Closing (other than those Contracts entered into after the date of this Agreement for which Parent has given its prior written consent pursuant to Section 5.01).  Except as described in Section 3.10 of the Disclosure Schedules, Company is not a party to any transaction with any Related Person on other than arm’s-length terms.

3.11           Material Contracts.

(a)           Section 3.11(a) of the Disclosure Schedules identifies, as of the date of this Agreement, any agreement to which the Company is a party or by which it is bound (whether oral or written), (each a “Material Contract”):

(i)           any Real Property Lease or lease for personal property;

(ii)           any Contracts in excess of $10,000 up to an aggregate of $50,000 for the purchase of materials, Software, supplies, goods, services, equipment or other assets;

(iii)           any sales, distribution or other similar agreements in excess of $10,000, up to an aggregate of $50,000, other than ordinary course purchase orders,  providing for the sale by Company of materials, supplies, goods, services, equipment or other assets;

(iv)           any Contract (i) relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) or (ii) the sole or primary purpose of which is Company’s obligation not to disclose the confidential information of a third Person, other than non-disclosure and confidentiality agreements entered into in the ordinary course of business;

(v)           any Contract under which Company agrees to indemnify any party other than in the ordinary course of business and any bonds or agreements or guarantees in which Company acts as surety or guarantor; and

(vi)           any Employee Plan with Company’s current or former directors, managers, officers, employees or independent contractors.

(b)           Each Material Contract constitutes a valid and binding obligation of Company, is in full force and effect and is enforceable against it and, to Company’s  Knowledge, each other party thereto, in accordance with its terms, subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding at equity or at law), and except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to creditors’ rights.  Company has paid in full all amounts due under the Material Contracts which are due and payable or accrued in accordance with Company’s historical practices, all amounts due to others under the Material Contracts (and have recognized revenues due from others thereunder in accordance Company’s historical practices), and have satisfied in full or provided for all of their liabilities and obligations under the Material Contracts which are due and payable, except amounts or liabilities disputed in good faith by Company for which adequate reserves have been set aside.  Neither Company nor, to Company’s Knowledge, any other party is in material Default under any Material Contract, and Company has complied in all material respects with all of the terms and obligations resulting from the termination of any Material Contract.  Since December 31, 2007, Company has not received any written notice that Company is in Default under any Material Contract, and, to Company’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any material Default by Company.

(c)           Except as set forth in Section 3.11(c), Company does not intend, and, to Company’s Knowledge, no other Person intends to terminate (whether for cause or convenience) or declare a Default under any Material Contract before expiration of its stated term, if any other than as expressly contemplated by this Agreement.  Except as set forth in Section 3.11(c)(i) of the Disclosure Schedules, no Claim for material  Default under any Material Contract is pending or, to Company’s Knowledge, threatened against Company.  To Company’s Knowledge, there are no pending renegotiations of, or outstanding rights to renegotiate any amounts paid or payable under any Material Contract, and no Person has made a written demand to Company for any such renegotiation.

3.12           No Undisclosed Material Liabilities.  There are no Liabilities of Company of any kind whatsoever, including any Liability for Taxes (whether accrued, contingent, absolute, determined, determinable or otherwise), and, to Company’s Knowledge, there are no existing conditions, situations or circumstances which reasonably would be expected to result in such a Liability, other than:

(a)           Liabilities disclosed or provided for in the Recent Balance Sheet;

(b)           Liabilities incurred in the ordinary course of business consistent with past practice since the Recent Balance Sheet Date, which individually or in the aggregate are not material;

(c)           Liabilities for Taxes accrued but not yet due and payable;

(d)           Liabilities disclosed in Section 3.12(d) of the Disclosure Schedules; and

(e)           Liabilities which are specifically taken into account in determining Working Capital and reflected in the Estimated Balance Sheet.

3.13           Litigation.  Except as set forth in Section 3.13 of the Disclosure Schedules, there is no Claim pending against or, to Company’s Knowledge, threatened against or affecting Company or any of their respective officers, directors or managers in their capacity as such before any Governmental Authority.  Company is not subject to any judgment, order or decree.  There are no Claims pending by Company or which Company presently intends to initiate.

3.14           Compliance with Laws and Orders.  Company is not in material Default under, has not materially Defaulted, and is not, and to Company’s Knowledge, has not been, under investigation with respect to or been threatened to be charged with or given notice of any material Default under any Law applicable to its business, properties, assets and operations.  Since December 31, 2007, Company has not received any written notice from any Governmental Authority to the effect that Company is not in compliance with any Law applicable to its business, properties, assets and operations.

3.15           Permits.  Section 3.15 of the Disclosure Schedules correctly sets forth a list of each material license, franchise, permit, order, registration, certificate, approval or other similar authorization of a Governmental Authority affecting, or relating in any way to, the assets or business of Company (each a “Permit”), and each pending application for any Permit, together with the name of the Governmental Authority issuing such Permit or with which such application is pending.  Company has all Permits required to carry on its business as now conducted.  Except as set forth in Section 3.15 of the Disclosure Schedules, (i) the Permits are valid and in full force and effect, (ii) Company has not or has not been in material Default under, and, to Company’s Knowledge, no condition exists that, with notice or lapse of time or both, would constitute a material Default under, any Permit, (iii) no proceeding is pending or, to Company’s Knowledge, threatened, to revoke or limit any Permit, and (iv) none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the Transactions contemplated hereby.  Company is in compliance in all material respects with the terms of such Permits and, since December 31, 2007, Company has not received any written notice from any Governmental Authority to the effect that Company is not in compliance with any Permit.

3.16           Intellectual Property.

(a)           Ownership; Sufficiency.

(i)           Company Intellectual Property consists of and comprises all of the Intellectual Property (A) used in or required to conduct the business of Company as conducted immediately prior to the Effective Time and (B) immediately following the Effective Time, sufficient for the Surviving Corporation to conduct the business of Company as conducted immediately prior to the Effective Time and to perform Company’s obligations under all Contracts to which it is a party, except to the extent the ability to use or exploit any Company Intellectual Property is affected by any contract, agreement or covenant by which the Surviving Corporation or any of its affiliates is bound.

(ii)           Section 3.16(a)(ii) of the Disclosure Schedules contains a complete list of (A) all Licensed Intellectual Property, Registered Intellectual Property, and Owned Intellectual Property and (B) all products and services that are distributed, sold, or licensed by Company as of the date of this Agreement.  Company owns the entire right, title and interest in the Owned Intellectual Property, and to Company’s Knowledge all such Owned Intellectual Property is now valid and enforceable and in full force and effect at the Effective Time.  To Company’s Knowledge, no Owned Intellectual Property is subject to any actions or Claims that challenge the validity or scope of Company’s rights therein.

(iii)           Company owns all Intellectual Property developed by former and current personnel of Company (including employees, contract workers, temporary workers and agents) during and in the course of their employment or contract with or by Company.

(iv)           Except as indicated in Section 3.16(a)(iv) of the Disclosure Schedules, all of Company’s former employees who were involved in the development for Company of any Intellectual Property, as conducted as of the date of this Agreement, have executed valid and enforceable agreements that: (A) assign to Company all such Intellectual Property rights developed by such former employees during and in the course of their employment by Company and (B) protect the confidential information of Company and third parties in the possession of Company from unauthorized use or disclosure.  Except as indicated in Section 3.16(a)(iv) of the Disclosure Schedules, all of Company’s current and former consultants, contractors, contract workers, temporary workers, agents and other consultants who have contributed to or participated in the conception, reduction to practice or development of any Owned Intellectual Property; (x) have been a party to a valid and enforceable agreement with Company that accords Company full and exclusive and original ownership of all Intellectual Property developed by such individuals for the Company; or (y) have executed valid and enforceable instruments of assignment in favor of Company as assignee, such instruments conveying to Company effective and exclusive ownership (including a waiver of any applicable moral rights therein) of all such Intellectual Property; and (z) have executed valid and enforceable agreements protecting the confidential information of Company and third parties in the possession of Company from unauthorized use and disclosure.

(b)           Adverse Effect.  The execution and delivery of this Agreement and the Transaction Documents by Company and the consummation by Company of the Transactions contemplated by this Agreement will neither result, before or after the Closing, in any termination or loss or impairment of, or give rise to any Lien on, nor require payment of any fee to any third party owners of, any Company Intellectual Property.

(c)           Encumbrances.  Company has not assigned, hypothecated or otherwise encumbered title in and to any of the Owned Intellectual Property, and Company has not made or entered into any covenants and agreements not to assert or enforce any Owned Intellectual Property against, another Person (other than licenses and rights granted pursuant to the contracts listed in Section 3.16(c) of the Disclosure Schedule or pursuant to non-exclusive licenses granted to end user customers in the ordinary course of business).  The Owned Intellectual Property is free and clear of any Liens (other than licenses and rights granted pursuant to the contracts listed in Section 3.16(c) of the Disclosure Schedule or pursuant to non-exclusive licenses granted to end user customers in the ordinary course of business).  Company is not obligated to pay any further sums to another Person for or based on the prior use of Company Intellectual Property.  Company does not have any Contract to pay any former or current personnel of Company (including employees, contract workers, temporary workers and agents) any sums for Company’s use of any Owned Intellectual Property.

(d)           Infringement. To the Company’s Knowledge, (i) the current operation of the businesses of Company does not infringe, misappropriate, or violate the terms of license of any Intellectual Property or Intellectual Property right of any third party, and (ii) no third party is infringing or has infringed any Owned Intellectual Property.  Company has not received any notice alleging that the conduct of Company’s business infringes, misappropriates, or violates the terms of license of any Intellectual Property or Intellectual Property rights of any third party. There is no Claim pending or, to Company’s Knowledge, threatened, in each case against the Company, which challenges the validity, enforceability or ownership of any Owned Intellectual Property.  Except as disclosed in Schedule 3.16(d), Company has not been sued at any time for infringing any Intellectual Property or Intellectual property right of another Person.  There are no Claims of infringement of Intellectual Property or Intellectual Property rights pending or, to Company’s Knowledge, threatened against any Person who would be entitled to indemnification by Company for such Claims.  Other than pursuant to the contracts listed in Section 3.16(d) of the Disclosure Schedules, Company has not entered into any Contracts that contain express indemnification provisions obligating Company to indemnify any other party against any charge that a deliverable delivered by Company to such party infringes any Intellectual Property or Intellectual Property rights of another Person.

(e)           Know-How.  Except as disclosed in Section 3.16(e) of the Disclosure Schedules, there have been no disclosures by Company to any other Person, other than disclosures to Persons who are bound to hold such information in confidence pursuant to valid and enforceable agreements or obligations or otherwise by operation of Law, of any confidential information that Company holds as a trade secret and that is material to the operation of the business of Company, the unauthorized public disclosure of which was, is or could result in a Material Adverse Effect. To Company’s Knowledge, no material breach or other violation of such confidentiality agreements or obligations (including, without limitation, any breach or violation that materially lessens the value of any material trade secret of Company) exists.

(f)           Protection.  Company has taken all reasonable measures to (i) protect the proprietary nature of the Owned Intellectual Property, and has implemented policies therefor, and (ii) ensure the physical and electronic protection of trade secrets from unauthorized access, disclosure, use or modification.  To Company’s Knowledge, no acts or omissions have occurred that would invalidate, reduce or eliminate, in whole or in part, the enforceability, scope or value of, or Company’s entitlement to use any material trade secret or other Intellectual Property referenced in Section 3.16(a), or otherwise impair Company’s business as it is presently conducted.

(g)           Joint Ownership.  No Owned Intellectual Property is owned jointly by Company with a third party where an accounting is due to a joint owner for any exploitation of such Intellectual Property.

(h)           No Embedded Third Party Software.  No Owned Intellectual Property contains or requires to function any Software (“Third Party Software”) that is owned by or proprietary to any third party, including any Third Party Software that is a part of, embedded in, linked to (whether by static or dynamic linking) or otherwise incorporated in or into the Owned Intellectual Property, except for Third Party Software that is identified as such in (a) a log-on flash screen or “About” file embedded in the Owned Intellectual Property that is displayed to or readily accessible by a normal end-user thereof and/or (b) as disclosed in Section 3.16(h) of the Disclosure Schedules.  For clarity, this Section 3.16(h), and the term “Third Party Software,” applies to and includes, COTS Software, Open-Source Materials and any other software or software code owned by or proprietary to any third party, whether or not separately compliable or separately available.

(i)           Open-Source Materials.  Except as disclosed in Section 3.16(i) of the Disclosure Schedules, Company does not use in its business, and none of the Software owned, used or distributed by Company incorporates, includes or is otherwise derived from or dependent upon, any Open Source Materials, and no Company use of use of any Open Source Materials (i) creates, or purports to create, material obligations for Company or (ii) grants, or purports to grant, to any third party, any rights or immunities in any of Company’s Software when distributed by Company to a third party (including Company using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other Software incorporated into, derived from or distributed with such Open Source Materials be disclosed or distributed in source code form, be licensed for the purpose of making derivative works or be redistributable at no charge).

(j)           No Viruses.  All websites owned or operated by the Company are fit in all material respects for their respective intended purposes and perform in all material respects as intended.  Except as indicated on Section 3.16(j) of the Disclosure Schedules, Company has used its reasonable efforts and up-to-date versions of commercially available anti-Virus products and services to ensure that (i) all Owned Intellectual Property is free of all known Viruses and (ii) all Owned Intellectual Property does not and shall not contain any code, feature or function designed to (x) disable the Owned Intellectual Property or render it incapable of processing data or (y) enable Company or any third party to (A) discontinue the effective use by the Surviving Corporation of any such Intellectual Property; (B) access, erase, destroy, corrupt or modify any data without Parent’s knowledge and consent; or (C) bypass any internal or external security measure without Parent’s prior knowledge and consent, in each case, other than any code, feature or function designed for Company for rendering computer network operations services, information assurance and cybersecurity technology services relating to information leakage detection and prevention, insider communications and threat detection, internet/intranet usage monitoring and external network surveillance.  Company shall immediately provide to Parent written notice in reasonable detail upon becoming aware of the existence of any Virus or any of the foregoing features or functions contained in Company Intellectual Property.

3.17           Taxes.

        (a)           Except as otherwise set forth in Section 3.17(a) of the Disclosure Schedules, (i) Company has timely filed all Tax Returns, taking into account any properly granted extensions of time to file, with the appropriate taxing authorities, and such Tax Returns are correct and complete in all material respects; (ii) all Taxes due and owed by Company, at the date hereof (other than Taxes contested in good faith and for which reserves have been established), whether or not shown on any Tax Return, have been timely paid taking into account any properly granted extensions of time to file; (iii) Company has complied with all rules and regulations relating to the withholding of Taxes and the remittance of withheld Taxes in connection with any amounts paid or owing to any employee, independent contractor, creditor, taxing authority, stockholder or other third party for which Company is responsible; (iv) Company has not waived any statute of limitations in respect of its Taxes or agreed to any extension of time with respect to a Tax assessment of deficiency; (v) Company  has not been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code; ; (vi) Company has not engaged in any transaction that the Internal Revenue Service has determined to be a Tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section §1.6011-4(b)(2), and Company has not engaged in a “reportable transaction,” as set forth in Treasury Regulation Section §1.6011-4(b) or any similar provision of state, local, or non-U.S. law, including any transaction that is the same or substantially similar to a listed transaction; (vii) Company has not submitted a request for a ruling to the IRS or a state tax authority; (viii) Company has not at any time made, changed or rescinded any express or deemed election relating to Taxes that is not reflected in any Tax Return; (ix) Company has not at any time changed any of its methods of reporting income or deductions for Tax purposes from those employed in the preparation of its Tax Returns; (x) Company has not been a member of an affiliated group of corporations within the meaning of Section 1504(a) of the Code that has filed or at any time was required to file a consolidated federal income tax return for any taxable period, and Company has not been a member of an affiliated group of corporations that has filed or at any time was required to file a consolidated, combined or unitary income tax return under provisions of state, local or foreign tax Law comparable to Section 1504(a) of the Code for any taxable period; (xi) Company has no obligation under any Contract with any other Person with respect to Taxes of such other Person (including pursuant to Treasury Regulations Section 1.1502-6 or comparable provision of state, local or foreign tax Law), including any liability for Taxes as a transferee or successor, by contract or otherwise; (xii) the unpaid Taxes of Company (A) do not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect temporary difference between book and Tax income) set forth or included in the Recent Balance Sheet and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Company in filing its Tax Returns; (xiii)  no transfer Taxes of any kind will be due and payable by Company as a result of this Agreement or the Transactions; (xiv) no payments by Company to employees required under or contemplated by this Agreement will be non-deductible under Sections 162(a), 162(m) or 280 G of the Code or other similar provisions of the Code concerning non-deductibility of expenses; (xv) Company is not currently the beneficiary of any extension of time within which to file any Tax Returns; (xvi) there are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Company; (xvii) to Company’s Knowledge, no tax authority intends to assess any additional Taxes for any period for which Tax Returns have been filed; (xviii) to Company’s Knowledge, no tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Company; (xix) Company has not received from any taxing authority (including jurisdictions in which Company has not filed Tax Returns) any (A) notice indicating an intent to open an audit or other review, (B) request for information related to Tax matters or (C) notice of deficiency or proposed adjustment for any amount of Tax, proposed, asserted or assessed by any taxing authority against Company; (xx) Company is not a party to or bound by any Tax Sharing Agreement (other than (A) commercially reasonable agreements providing for the allocation or payment of real property Taxes attributable to real property leased or occupied by Company and (B) commercially reasonable agreements for the allocation or payment of personal property Taxes, sales or use Taxes or value added Taxes with respect to personal property leased, used, owned or sold in the ordinary course of business); (xxi) Company has not distributed stock of another Person or has had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code; and (xxii) Company has complied with all requirements of Section 409(A) of the Code, as applicable.

(b)           Tax Returns.  Section 3.17(b) of the Disclosure Schedules lists (i) all Tax Returns filed for taxable periods ended on or after December 31, 2006 for or on behalf of Company, (ii) indicates those Tax Returns that have been audited, (iii) indicates those Tax Returns that currently are the subject of audit and (iv) indicates those Tax Returns that must be filed and their due dates for a Tax period or year commencing before and ending before or after the Closing Date.  Company has delivered to Parent correct and complete copies of all income, franchise, sales, use, property, business license and payroll Tax Returns filed by or on behalf of Company, examination reports and statements of deficiencies assessed against or agreed to by Company since December 31, 2006.

3.18           Real Property.

(a)           Company does not currently own, or has ever owned, any real property.

(b)           Section 3.18(b) of the Disclosure Schedules sets forth a true, correct and complete list of all leases, subleases and other agreements (collectively, the “Real Property Leases”) under which Company uses or occupies or has the right or obligation to use or occupy or pay rent or other fees for use thereof, now or in the future, any real property (the land, buildings and other improvements covered by the Real Property Leases being hereinafter referred to as the “Leased Real Property”).  Company has heretofore delivered or made available to Parent true, correct and complete copies of all Real Property Leases, including all modifications, amendments and supplements thereto.  Each Real Property Lease is valid, binding and in full force and effect, and as of the Closing, all amounts currently due and owing pursuant to the Real Property Leases will have been paid in full.  Company has not, and, to Company’s Knowledge, no other party is in Default under any Real Property Lease and, to Company’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder.  Since December 31, 2007, Company has not received notice of, nor to Company’s

Knowledge, has there been any threatened Default by any landlord or tenant under any Real Property Lease or under any subordinate transfer under a Real Property Lease.  All required Consents of, filings with, or notices to, any party to any of the Real Property Leases in connection with the Transactions have been completed or will be completed by the Closing Date. All of the land, buildings, structures, plants, facilities and other improvements used by Company in the conduct of its business are included in the Leased Real Property.

(c)           Collectively, the Leased Real Property is adequate for the operation of the businesses of Company as presently conducted and, to Company’s Knowledge, there are no conditions existing or Claims pending or threatened that would materially impair the adequacy of the Leased Real Property for that purpose.

3.19           Environmental Matters.

(a)           Except as identified in Section 3.19(a) of the Disclosure Schedules:

(i)           no notice, notification, demand, request for information, citation, summons or order has been received by Company, no penalty has been assessed against Company and, to Company’s Knowledge, no Claim is pending or threatened by any Governmental Authority or other Person with respect to any matters relating to Company and relating to or arising out of any Environmental Law;

(ii)           there are no liabilities of Company of any kind whatsoever whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, and, to Company’s  Knowledge, there are no facts, conditions, situations or set of circumstances that would reasonably be expected to result in or be the basis for any such liability;

(iii)           Company is and has been in compliance with all Environmental Laws in all material respects, and has obtained and is in compliance with all Environmental Permits in all material respects; and

(iv)           Company has never performed or subcontracted for performance any asbestos removal, repair or abatement activities with respect to any contract, its own facilities or otherwise.

(b)           There has been no environmental investigation, study, audit, test, review or other analysis conducted in relation to the business of Company or any property or facility now or previously owned, leased or operated by Company which has not been delivered to Parent prior to execution of this Agreement.

(c)           Company has not released, disposed of, transported, stored, generated or arranged for the transportation or disposal of, any Hazardous Materials to, at or upon any location.

3.20           Insurance Coverage.  Section 3.20 of the Disclosure Schedules lists all insurance policies and fidelity bonds relating to the assets, properties, business, operations, employees, officers or directors of Company or that are otherwise maintained by or with respect to Company (each a “Company Policy”) (specifying the insurer, the policy number or covering note number with respect to binders and the limits, including the aggregate limit, if any, of the insurer’s liability thereunder and the dates such Company Policies have been in effect), and Company has provided Parent with (or access to) true and complete copies of all such Company Policies.  Company Policies are in full force and effect and will remain in effect until the Closing Date.  There is no Claim by Company pending under any of such Company’s Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights.  To Company’s Knowledge, there are no facts or occurrences of any events that are reasonably likely to form the basis for any Claim against Company which will not be fully covered by such policies.  All premiums payable under all such Company Policies have been timely paid, and Company otherwise has complied in all material respects with the terms and conditions of all such policies and bonds. Since December 31, 2007, Company has not received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any Company Policies.

3.21           Employee Benefit Plans.

(a)           Section 3.21(a) of the Disclosure Schedules contains a complete list identifying (i) each “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”) and (ii) each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, other welfare benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is currently maintained, administered, contributed to or required to be contributed to by Company or any ERISA Affiliate and covers any director, officer, employee or independent contractor or former director, officer, employee or independent contractor of Company, or with respect to which Company or any ERISA Affiliate has any liability, whether direct or indirect, actual or contingent, formal or informal.  Such plans are referred to herein individually as an “Employee Plan” and collectively as the “Employee Plans.”  For purposes of this Section 3.21, “ERISA Affiliate” of any Person means any other Person that, together with such Person, would be treated as a single employer under Section 414 of the Code.

(b)           With respect to each Employee Plan, Company has delivered to Parent complete copies of the current plan document and summary plan description, the most recent determination letter received from the IRS, if any, the Form 5500 Annual Report, if any, and corresponding summary annual report, for each of the two (2) most recent years prior to the Closing Date, results of testing for compliance with all applicable Laws pertaining to coverage, non-discrimination, limitations on contributions and benefits and on tax deductibility of contributions, and top-heavy status for each of the three most recent years prior to the Closing Date, documentation of all actions taken to correct any instances of possible noncompliance with Laws under voluntary correction procedures of the IRS or Department of Labor, including self-corrections, within the six years prior to the Closing Date, and all trust agreements, insurance contracts, and other funding agreements that implement such Employee Plan.  Company has delivered to Parent all correspondence since Company’s incorporation to and from any Governmental Authority that initiated an inquiry, investigation, or audit of any Employee Plan.

(c)           Neither Company nor any ERISA Affiliate contributes to or maintains, or has ever contributed to or maintained, any plan that constitutes or constituted a “multiemployer plan,” as defined in Section 3(37) of ERISA, or that is or was subject to Title IV of ERISA.

(d)           Each Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and Company has received a letter or letters from the IRS confirming such qualification; and each trust forming a part thereof is, and has been since its formation, exempt from tax pursuant to Section 501(a) of the Code. To Company’s Knowledge, no event or circumstance has occurred since the date of such determination that would jeopardize the qualification of any Employee Plan, or trust related to such a plan that is intended to be qualified under Section 401(a) of the Code.  Each Employee Plan and related trust, if any, has at all times been maintained, operated, and administered (including the filing and distribution of all required reports and descriptions) in compliance in all material respects with its terms and with the requirements prescribed by any and all Laws, including ERISA and the Code, which are applicable to such Employee Plan.

(e)           Except as set forth in Section 3.21(e) of the Disclosure Schedules, the consummation of the Transactions will not (i) entitle any current or former employee or independent contractor of Company to severance pay, unemployment compensation or any payment contingent upon a change in control or ownership of Company, or (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase or enhance the amount or benefits payable or provided under, or trigger any other material obligation pursuant to, any Employee Plan.  There is no Contract covering any employee or former employee of Company or any ERISA Affiliate that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

(f)           Company does not have any liability with respect to post retirement health, medical or life insurance benefits or other welfare benefits for retired, former or current employees, other than pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or similar state law.

(g)           There has been no amendment to, written interpretation or announcement (whether or not written) by Company to any current or former employee relating to, or any change in employee participation or coverage under, any Employee Plan which (i) is not in material respects in accordance with the written or otherwise preexisting terms and provisions of such Employee Plan or (ii) would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the year ending December 31, 2007.

(h)           All contributions and payments accrued under each Employee Plan or attributable to the period of service before the Closing Date, other than the spending account liabilities under any Employee Plan established under Section 125 of the Code, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending at the Closing Date and for contributions attributable to the period of service before the Closing Date, have been discharged and paid on or prior to the Closing Date except to the extent reflected as a liability on the Financial Statements.

(i)           There is no pending or, to Company’s Knowledge,  threatened or contingent Claim against Company relating to any Employee Plans, except for Claims for benefits which are payable in the ordinary course.

(j)           To Company’s Knowledge, no Employee Plan nor any trust created thereunder, nor any trustee or administrator thereof, has engaged in a transaction with such Employee Plan or with a party in interest, as defined in Section 3(14) of ERISA that constitutes a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or that would subject such Employee Plan, trust, trustee, administrator or party in interest to a penalty imposed by Title I, Part 5 of ERISA.

3.22           Employees.

(a)           Section 3.22(a) of the Disclosure Schedules sets forth a true and complete list as of the date of this Agreement of (i) the names, titles, annual salaries, bonus and other compensation of all current employees, directors and officers of Company and the wage rates for all non-salaried employees of Company (by classification) and (ii) the names of, and compensation payable, and independent contractors or consultants of Company.  Company has not been notified by any of its employees that such employee intends to resign, retire or discontinue its relationship with Company as a result of the Transactions or otherwise within one year after the Closing Date.

(b)           Other than as set forth in Section 3.22(b) of the Disclosure Schedules, Company is not a party to any current employment Contract.  To Company’s Knowledge, no former employee or former independent contractor is in violation of any material term of any employment or independent contractor agreement, confidentiality or other proprietary information disclosure agreement or any other Contract entered into by and between such employee and/or independent contractor and Company.

(c)           All of the employees of Company are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed.

3.23           Labor Matters.

(a)           Company is in material compliance with all currently applicable Laws respecting employment and employment practices, including provisions relating to wages and hours, safety and health, work authorization, equal employment opportunity, immigration and the withholding of income taxes, unemployment compensation, worker’s compensation, employee privacy and right to know and social security contributions.  Company is not engaged in any unfair labor practice, and (other than for wages earned in the ordinary course of business during the payroll period immediately preceding the Closing Date, the liability for payment of which shall be taken into account in determining Working Capital and reflected in the Estimated Balance Sheet) there exists no basis for the assessment of any unpaid wages with respect to any employee.

(b)           There is no unfair labor practice complaint pending or, to Company’s Knowledge, threatened against Company before the National Labor Relations Board, Department of Labor, Equal Employment Opportunity Commission or any other Governmental Authority.

3.24           Books and Records.  Company has maintained Records with respect to its assets and its business and operations which are true, accurate and complete in all material respects, and Company is not aware of any material deficiencies in such Records.  Except as set forth in Section 3.24 of the Disclosure Schedules, Company does not have any of its primary Records, systems, controls, data or information which are material to the operation of its business recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether or not computerized) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Company.  Company has delivered to Parent true and complete copies of all Records pertaining to Company’s Board of Directors minutes.

3.25           Absence of Unlawful Payments.  Neither (a) Company, nor (b) any director or officer of Company, nor (c) any employee, agent or other Person acting on behalf of Company (i) has used any corporate or other funds for unlawful contributions, payments, gifts or entertainment; made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) has accepted or received any unlawful contributions, payments, gifts or expenditures.

3.26           Bank Accounts.  Set forth in Section 3.26 of the Disclosure Schedules is a complete list showing the name and address of each bank or other depository and each lender with which Company has an account or safe deposit box, the number of any such account or any such box and the names of all Persons authorized to draw thereon or to have access thereto.

3.27           Effect of the Transaction.  Except as disclosed on Section 3.27, no creditor, employee,  or customer or other Person having a material business relationship with Company has informed Company that such Person currently intends to change the relationship because of this Agreement or because of any of the Transactions contemplated hereby, nor does Company have Knowledge of any such intent.

3.28           Finders’ Fees.  Except as set forth in Section 3.28 of the Disclosure Schedules, no broker, finder, agent or similar intermediary has acted on behalf of Company in connection with this Agreement or the Transactions contemplated hereby, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable by Company in connection therewith.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

    Parent and Sub, jointly and severally, represent and warrant to Company the following matters both as of the date of this Agreement and as of the Closing Date (except to the extent that a representation or warranty expressly states that such representation or warranty is current only as of an earlier date or as of the date of this Agreement):

4.01           Existence and Power.  Each of Parent and Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all Permits and Consents required to carry on its business as now conducted, except for those Permits and Consents the absence of which would not have a material adverse effect on the ability of Parent and Sub to consummate the Transactions.

4.02           Authorization; Binding Effect.  Each of Parent and Sub has all requisite corporate power and corporate authority required to enter into this Agreement, the Transaction Documents and to perform its obligations under this Agreement and the Transaction Documents and to otherwise consummate the Transactions.  The execution and delivery of this Agreement and the other Transaction Documents by Parent and Sub and the consummation of the Transactions by Parent and Sub have been duly authorized by all necessary corporate action on the part of Parent and Sub.  This Agreement has been duly executed and delivered by Parent and Sub and constitutes a legal, valid and binding agreement of each of Parent and Sub enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  All other Transaction Documents delivered at Closing by Parent or Sub will be duly and validly executed by Parent or Sub and will constitute the legal, valid and binding agreement of Parent or Sub, as applicable, enforceable against Parent or Sub, as applicable, in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.03           Governmental Authorization and Consents.  No Consent of, filing with, or notice to, any Governmental Authority, lender, lessor, creditor, stockholder or any other Person is required in connection with the execution, delivery and performance by Parent or Sub of this Agreement and each of the Transaction Documents to which Parent or Sub is a party, and the consummation by Parent and Sub of the Transactions.

4.04           Non-contravention.  The execution and delivery of this Agreement and the other Transaction Documents by Parent and Sub, the performance by Parent and Sub of their obligations hereunder and thereunder and the consummation of the Transactions do not and will not (i) contravene or conflict with the certificate of incorporation or bylaws of Parent or Sub, (ii) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with any applicable Law binding upon or applicable to Parent or Sub in any material respect or (iii) require notice, or constitute a Default under, any Contract binding upon Parent or Sub, except as would not have a material adverse effect on the ability of Parent and Sub to consummate the Transactions.

4.05           Litigation.  To Parent’s knowledge, there is no litigation, action, suit, proceeding, or governmental investigation pending or threatened against Parent or Sub, at law or in equity or before any federal, state, municipal, local or other Governmental Authority, which might have a material adverse effect on the ability of Parent and Sub to consummate the Transactions, nor does

Parent or Sub know or have reason to know of any grounds for any such litigation, action, suit, proceeding, or investigation.

4.06           No Prior Activities.  Sub has not incurred nor will it incur any liabilities or obligations, except those incurred in connection with its organization and with the negotiation of this Agreement and the performance hereof, and the consummation of the Transactions contemplated hereby, including the Merger.  Except as contemplated by this Agreement, Sub has not engaged in any business activities of any type or kind whatsoever, or entered into any agreements or arrangements with any Person, or become subject to or bound by any obligation or undertaking.  All of the issued and outstanding shares of capital stock of Sub are validly issued and owned by Parent.

4.07           Finders’ Fee.  No broker, finder, agent or similar intermediary has acted on behalf of Parent or Sub in connection with this Agreement or the Transactions contemplated hereby, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable by Parent or Sub in connection herewith.

ARTICLE V
CERTAIN COVENANTS AND AGREEMENTS

5.01           Actions Pending Closing.

(a)           From the date hereof through the earlier of the Closing or the termination of this Agreement and except as expressly contemplated by this Agreement, Company agrees (i) to conduct its business and operations only in the ordinary course and in substantially the same manner as heretofore conducted, (ii) to use its reasonable best efforts to preserve its business organizations intact, and to retain its present officers and key employees, to preserve the goodwill of customers, suppliers and all other Persons having business relationships with Company, (iii) to pay its obligations to its creditors in the ordinary course of business, (iv) to use its reasonable best efforts to maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, (v) to operate its business in all material respects in compliance with all applicable Laws, (vi) to confer with Parent concerning operational matters that may have a Material Adverse Effect, and (vii) to maintain in effect and, when necessary, renew Company Policies and to confer with Parent prior to making any modifications to the Company Policies.

(b)           Without limiting the generality of the foregoing, prior to the Closing, Company shall not, except as contemplated by this Agreement or as set forth in Section 5.01 of the Disclosure Schedules, without the prior written consent of Parent, which consent shall not be unreasonably denied, directly or indirectly take any action that would cause any of its representations in Section 3.09 to be untrue or inaccurate at any time or authorize, or commit or agree to take, any such action or any action that would cause it to fail to satisfy any of the conditions to Closing set forth in Section 6.03.

5.02           Efforts; Consents.

     (a)           Each party hereto agrees to use reasonable best efforts, at its own cost and expense, to take or cause to be taken all actions necessary, proper or advisable to consummate the Transactions prior to November 28, 2008.  Without limiting the generality of the foregoing, each of the parties hereto shall use reasonable best efforts to obtain all Consents of, make any filings with, or give any notices to, any Governmental Authority or any other Person that are or may become necessary for the performance of its respective obligations pursuant to this Agreement, the other Transactions Documents and the consummation of the Transactions, and shall cooperate fully in promptly seeking to obtain, make or give such Consents, filings and notices as may be necessary for the performance of its respective obligations pursuant to this Agreement, the other Transaction Documents and the Transactions.

(b)           As soon as practicable after the date hereof, Company shall take such action as is reasonably necessary or advisable to obtain the Requisite Shareholder Approval, which actions shall include duly calling and giving notice of, within ten (10) business days after the date hereof, and convening and holding a meeting of its stockholders or, within such ten (10) business day period, seeking action by written consent to adopt and approve this Agreement in accordance with the provisions of the DGCL and the Company Governing Documents.  During the term of this Agreement, the Company’s Board of Directors shall recommend approval and adoption of this Agreement by the holders of Company Capital Stock and shall take all lawful action to solicit and obtain the approval of the holders of Company Capital Stock.

5.03           Access to Records.

(a)           Prior to the Closing Date, Parent and Sub shall be entitled, through their employees and representatives, to make such investigation of the assets, properties, business and operations of Company and such examination of the books, records and financial condition of Company as Parent and Sub may request.  Any such investigation and examination shall be conducted after providing reasonable prior notice and Company shall cooperate therewith.  In order that Parent and Sub may have the opportunity to make such business, accounting and legal review, examination or investigation as it requests of the business and affairs of Company, Company shall furnish the representatives of Parent and Sub, during such period, with all such information and copies of such documents as such representatives may request, shall make available its officers and employees as such representatives may reasonably request, and shall cause its officers and employees to, and use its best efforts to cause its consultants, agents, accountants and attorneys to, cooperate fully with such representatives in connection with such review and examination.  Between the date of this Agreement and the Closing Date, as soon as the same are available, Company will provide Parent with copies of the regularly prepared financial statements of Company, if any.

(b)           As soon as practicable after the date hereof, Company will use reasonable best efforts to cooperate with Parent and engage an Independent Accountant, at Parent’s cost, to commence an audit of Company’s financial statements for the year ended December 31, 2007.

(c)           Between the date of this Agreement and the Effective Time, Parent will not, for a period of two years, without the prior written consent of Company, disclose any Company Confidential Information to any Person other than those of its Representatives who are actively assisting in completion of the Transactions and integration of the Company’s business or who otherwise need to know such information for the purpose of assisting in completion of the Transactions and integration of the Company’s business, unless, upon the advice of counsel to Parent, disclosure is required to be made pursuant to under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules of the New York Stock Exchange or any other relevant securities exchange or other applicable Law.  In the event that Parent or any of its Representatives are requested pursuant to, or required by, Law to disclose any Seller Confidential Information, Parent agrees that it will provide Company with prompt notice of such request or requirement in order to enable Company, at its sole expense, to seek an appropriate protective order or other remedy or to waive compliance, in whole or in part, with the terms hereof.

5.04           Notification of Certain Matters.  Company shall give immediate notice to Parent if any of the following occurs after the date of this Agreement and prior to or on the Closing Date: (i) any notice of, or other communication relating to, a Default, or event which with notice or lapse of time or both would become a Default, under any Material Contract; (ii) receipt by Company of any notice or other communication in writing from any Person alleging that the Consent of such Person is or may be required in connection with the Transactions contemplated by this Agreement, other than a Consent disclosed pursuant to Section 3.03 above; (iii) the occurrence or non-occurrence of any fact or event which could reasonably be expected to cause any covenant, condition or agreement of Company hereunder not to be complied with or satisfied; (iv) the commencement or threat of any litigation or government investigation involving or affecting Company or any of its properties or assets; (v) the occurrence or non-occurrence of any fact or event that causes a breach by Company of any provision of this Agreement applicable to it; (vi) receipt by Company of any notice or other communication from any Governmental Authority in connection with the Transactions; and (vii) the occurrence of any fact or event of which it becomes aware that results in the inaccuracy in any representation or warranty of Company; provided, however, that, subject to Section 8.02, the delivery of any notice pursuant to this provision shall not modify any representation or warranty of any party, cure any breaches thereof or limit or otherwise affect the rights or remedies available hereunder to Parent or Sub and the failure of Parent or Sub to take any action with respect to such notice shall not be deemed a waiver of any breach or breaches to the representations or warranties of Company.  Parent and Sub shall give immediate notice to Company if any of the following occurs after the date of this Agreement and prior to or on the Closing Date: (i) receipt by Parent or Sub of any notice or other communication in writing from any Person alleging that the Consent of such Person is or may be required in connection with the Transactions contemplated by this Agreement, other than a Consent disclosed pursuant to Section 3.03 above; (ii) the occurrence or non-occurrence of any fact or event which could reasonably be expected to cause any covenant, condition or agreement of Parent or Sub hereunder not to be complied with or satisfied; (iii) the commencement or written threat of any material litigation or government investigation involving or affecting Parent or Sub or any of its properties or assets; (iv) the occurrence or non-occurrence of any fact or event that causes, a breach by Parent or Sub of any provision of this Agreement applicable to it; (v) receipt by Parent or Sub of any notice or other communication from any Governmental Authority in connection with the Transactions; (vi) the occurrence of any fact or event of which it becomes aware that results in the inaccuracy in any representation or warranty of Parent or Sub or of the Company; provided, however, that, subject to Section 8.02, the delivery of any notice pursuant to this provision shall not modify any representation or warranty of any party, cure any breaches thereof or limit or otherwise affect the rights or remedies available hereunder to Company and the failure of Company to take any action with respect to such notice shall not be deemed a waiver of any breach or breaches to the representations or warranties of Parent or Sub

5.05           Employee Matters.  After the expiration of such transition period as Parent may determine (the “Transition Time”), the employees covered by Company’s Employee Plans at the time of Closing will be transitioned over to the benefit plans and arrangement of Parent, the Surviving Corporation or any of their respective Subsidiaries (collectively, “Parent Benefit Plans”).  For purposes of determining eligibility to participate, vesting and entitlement to benefits (but not for purposes of benefit accrual under retirement plans) where length of service is relevant in the Parent Benefit Plans, Parent shall, and shall cause the Surviving Corporation or such Subsidiary to, take such actions as are necessary and appropriate to provide that Company employees as of the Transition Time shall receive service credit for service with Company and its Subsidiaries.  Parent and the Surviving Corporation shall (i) waive all limitations as to preexisting condition exclusions and waiting periods with respect to participation and coverage requirements applicable to Company employees as of the Transition Time under any Parent Benefit Plan that is a welfare benefit plan that such employees may be eligible to participate in after the Transition Time, other than limitations or waiting periods that are already in effect with respect to such Company employees and that have not been satisfied as of the Transition Time under the Company Benefit Plans that are welfare benefit plans maintained for Company employees immediately prior to the Transition Time, and (ii) provide each Company employee as of the Transition Time with credit for any co-payments and deductibles paid prior to the Transition Time in satisfying any applicable co-payment, deductible or out-of-pocket requirements under any Parent Benefit Plan that is a welfare plan that such employees are eligible to participate in after the Transition Time.

5.06             Tax Matters.

(a)           Periods Ending At or Before the Effective Time.  Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Company for all periods ending on or prior to the Effective Time, which are due after the Effective Time.  Parent shall provide Holder Representative with a copy of such Tax Returns at least 30 days prior to the due date for filing such Tax Returns.  The costs, fees and expenses related to the preparation of all such Tax Returns for periods prior to the Effective Time shall be estimated and accrued as a liability of Company for purposes of calculating Working Capital and shall be payable by Company in accordance with Section 2.08.

(b)           Periods Beginning Before and Ending After the Closing Date. To the extent that any Tax Returns of Company relate to any Tax periods which begin before the Closing Date and end after the Effective Time, Parent shall prepare or cause to be prepared in a manner consistent with the prior Tax Returns of Company (to the extent that such prior Tax Returns were prepared in a manner permissible under the applicable Tax laws) and file or cause to be filed any such Tax Returns.  For purposes of this Agreement, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes but does not end at the Effective Time, the portion of such Tax which relates to the portion of such taxable period ending at the Effective Time shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending at the Effective Time and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended at the Effective Time.  The costs, fees and expenses related to the preparation of such Tax Returns shall be borne (i) by Company, prior to the Effective Time, and (ii) by Parent, after the Effective Time.  Any credits relating to a taxable period that begins and ends before the Effective Time shall be taken into account as though the relevant taxable period ended at the Effective Time.  All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of Company (to the extent that such determinations were made in a manner permissible under the applicable Tax laws).

(c)           Audits and Contests Regarding Taxes.  Any party who receives any notice of a pending or threatened Tax audit, assessment, or adjustment relating to Company, which may give rise to Liability of another party hereto, shall promptly notify Parent and the Holder Representative within ten (10) business days of the receipt of such notice.  The parties each agree to consult with and to keep the other parties hereto informed on a regular basis regarding the status of any Tax audit or proceeding to the extent that such audit or proceeding could affect a liability of such other parties (including indemnity obligations hereunder).   The defense of any Tax audit, assessment, adjustment, or other proceeding relating to Taxes will be governed by the provisions of Section 7.03(c).

5.07           Further Assurances.   At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Company or Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Company or Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE VI

CONDITIONS TO CLOSING

6.01           General Conditions.  The respective obligations of each party to this Agreement to consummate the Transactions shall be subject to the following conditions, unless waived in writing prior to the Closing Date by each party:

(a)           Stockholder Approval.  The Requisite Shareholder Approval shall have been obtained.

(b)           Governmental Consents, Approvals and Waivers.  To the extent required by applicable Law or Permit, all Consents required to be obtained from, and notices required to be given to, any Governmental Authority required in order for the parties to consummate the Transactions shall have been received, obtained or given, as the case may be, and shall be in full force and effect.

(c)           No Actions or Orders.  No Law shall have been adopted, promulgated, entered, enforced or issued (and not repealed, superseded, lifted or otherwise made inapplicable) by any Governmental Authority which, or Claim shall be pending or threatened before any court, other Governmental Authority or arbitrator which, if successful, would (i) enjoin, restrain, or prohibit the consummation of any of the Transactions or (ii) have the effect of making illegal or otherwise prohibiting any of the Transactions.

(d)           Payment of Legal Fees.  The Company shall have paid all outstanding legal fees to Cooley Godward Kronish LLP.  Any waiver of this section 6.01(d) will require the Consent of Cooley Godward Kronish LLP.

6.02           Conditions to Obligations of Company.  The obligation of Company to consummate the Transactions shall be subject to the satisfaction of the following conditions, unless waived in writing prior to the Closing by Company:

(a)           Representations and Warranties.  Each of the representations and warranties of Parent and Sub contained herein that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case at and as of the Closing Date with the same force and effect as though made at and as of the Closing Date (except to the extent a representation or warranty speaks specifically as of an earlier date, in which case as of such date).

(b)           Covenants.  Parent and Sub shall have performed, in all material respects, all obligations and complied, in all material respects, with all covenants required by this Agreement to be performed or complied with by Parent and Sub on or prior to the Closing Date.

(c)           Certificates.  Certificates, in form and substance satisfactory to Company and its legal counsel, of the Secretary of Parent and Sub certifying and attaching all requisite resolutions or actions of Parent’s and Sub’s, as applicable, board of directors and stockholders (for Sub only) approving the execution and delivery of this Agreement and the consummation of the Transactions and certifying to the incumbency and signatures of the officers of Parent and Sub executing this Agreement and any other document relating to the Transactions.

6.03           Conditions to Obligations of Parent and Sub.  The obligations of Parent and Sub  to consummate the Transactions shall be subject to the satisfaction of the following conditions, unless waived in writing prior to the Closing by Parent:

(a)           Representations.  Each of the representations and warranties of Company contained herein that are qualified as to materiality or a Material Adverse Effect (or similar concept) shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case at and as of the Closing Date with the same force and effect as though made at and as of the Closing Date (except to the extent a representation or warranty speaks specifically as of an earlier date, in which case as of such date).

(b)           Covenants.  Company shall have performed, in all material respects, all obligations and complied, in all material respects, with all covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)           Consents.  Company shall have obtained and provided to Parent each Consent listed in Schedule 6.03(c), if any, each in form and substance reasonably satisfactory to Parent.

(d)           No Material Adverse Effect.  There shall not have occurred after the date hereof any event or events that, individually or in the aggregate, constitute a Material Adverse Effect.

(e)           Non-Competition Agreement.  Douglas J. Hirsch shall have executed and delivered (or tendered subject only to Closing) to Parent and Sub a noncompetition agreement in the form of Exhibit 6.03(e);

(f)           Employment Agreement.  Douglas J. Hirsch shall have executed and delivered (or tendered subject only to Closing) to Parent and Sub an Employment Agreement, in substantially the form attached as Exhibit 6.03(f);

(g)           Resignations of Directors.  Each director of Company shall have executed and delivered (or tendered subject only to Closing) to Parent resignations from their positions as directors, effective immediately following the Effective Time.

(h)           Dissenting Stockholders.  Company shall not have received notice from Dissenting Stockholders of their intent to dissent with respect to more than 7.0% of the Company Capital Stock.

(i)           Certificates.  Parent and Sub shall have received the following:

(i)           a certificate, in form and substance satisfactory to Parent and its legal counsel and executed by Company, as to the accuracy of their representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 6.03(a) and as to their compliance with and performance of their covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 6.03(b); and

(ii)           certificates, in form and substance satisfactory to Parent and its legal counsel, of the Secretary of Company certifying, as complete and accurate as of the Closing, attached copies of the Company Governing Documents, certifying and attaching all requisite resolutions or actions of Company’s board of directors and stockholders approving the execution and delivery of this Agreement and the consummation of the Transactions and certifying to the incumbency and signatures of the officers of Company executing this Agreement and any other document relating to the Transactions.

ARTICLE VII

INDEMNIFICATION AND SURVIVAL

7.01           Survival.  All representations and warranties of Company contained in this Agreement or incorporated herein by reference or in any certificate delivered by a party pursuant to this Agreement shall (a) survive the Closing, notwithstanding any investigation made by or on behalf of any party hereto, and (b) be deemed to be made as of the date hereof and as of the Closing Date (except to the extent that a representation or warranty expressly states that such representation or warranty is as of a certain date), in each case, subject to the limitations set forth in this Section 7.01.  The representations and warranties contained in or made pursuant to this Agreement and the indemnity obligations set forth in Section 7.02(a)(i) shall terminate and expire on, and no Claim with respect thereto may be brought after, the date that is eighteen (18) months after the Closing Date; provided, however, that (i) the representations, warranties and related indemnity obligations under Sections 3.01 (Existence and Power), 3.02 (Authorization; Binding

Effect), 3.05 (Capitalization) shall survive until expiration of the respective applicable statute of limitations for each such item, and (ii) the representations, warranties and related indemnity obligations under 3.16 (Intellectual Property), 3.17 (Taxes), 3.19 (Environmental Matters), 3.21 (Employee Benefit Plans), and 3.28 (Finders’ Fees)  shall terminate on, and no Claim with respect thereto may be brought after, the date that is twenty-four (24) months after the Closing Date.  Except as otherwise expressly provided herein, the covenants and agreements of the parties contained in this Agreement shall survive indefinitely the execution and delivery hereof and the consummation of the Transactions.  Notwithstanding any other provision of this Agreement, if any Claim for Damages is asserted by any Indemnitee prior to the termination of the representation, warranty or indemnification obligation pursuant to this Section 7.01, the indemnity obligations shall continue with respect to such Claim until the resolution thereof, provided that such asserted indemnification is identified in writing to the Holder Representative prior to the expiration of such indemnity.  The right to indemnification or any other remedy based on warranties, representations, covenants and agreements in this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.  The waiver of any condition based on the accuracy of any warranty or representation, or on the performance of or compliance with any covenant or agreements, will not affect the right to indemnification or any other remedy based on such warranties, representations, covenants and agreements.

7.02           Indemnification.

(a)           After the Closing, subject to the limitations and qualifications set forth in this Article VII, Parent, its Affiliates, including Sub and the Surviving Corporation, and each of their respective stockholders, trustees, directors, officers and other Representatives (collectively, the “Indemnitees”) shall be indemnified and held harmless from and against and in respect of any and all Claims, Damages and Losses which arise out of, relate to or result from (i) the inaccuracy in or breach of any representation or warranty made by Company in this Agreement (including all exhibits and schedules attached hereto, including the Disclosure Schedules), in any transfer instrument or in any other agreement, certificate, document, writing or instrument delivered by Company pursuant to this Agreement, (ii) the breach or non-fulfillment of any unwaived covenant or agreement made by Company in this Agreement (including all exhibits and schedules attached hereto, including the Disclosure Schedules), in any transfer instrument or in any other agreement, certificate, document, writing or instrument delivered by Company pursuant to this Agreement, (iii) any amount payable in respect of any Dissenting Share in excess of the Per Share Common Closing Consideration and any costs and expenses of defending any Claim involving Dissenting Shares, (iv) any act or omission of the Holder Representative relating to this Agreement, (v) any Liabilities in respect of Taxes of Company relating to periods prior to the Effective Time to the extent not included as a Liability of Company in the calculation of Working Capital and any cost, fees and expenses related to the preparation of Tax Returns for such periods to the extent such costs, fees and expenses exceed the amount accrued as a Liability of Company in the calculation of Working Capital, (vi) any and all Claims against the Company or any of the Indemnitees made in connection with or arising out of the matters disclosed in Section 3.11(b) of the Disclosure Schedules and (vii) enforcing the indemnity hereunder.  In connection with any exercise by any

Indemnitee of its rights hereunder, it shall be entitled to make all claims for indemnification through, and deal exclusively with, the Holder Representative.

(b)           Subject to the limitations set forth in this Article VII, and except for claims based upon a finding of fraud or intentional misrepresentation, the Indemnitees shall be entitled to indemnification under this Agreement only to the extent of the aggregate amount of the Escrow Fund and any Earnout Holdback Amounts pursuant to Section 2.09 and the sole source of payment for any claim by an indemnified party pursuant to this Article VII or any other claim arising out of or related to this Agreement shall be the aggregate amount of the Escrow Fund and the Earnout Holdback Amounts pursuant to Section 2.09.  The exercise of such right of setoff by Parent in good faith, whether or not ultimately determined to be justified, will not constitute a breach of this Agreement. Neither the exercise of nor the failure to exercise such right of setoff will constitute an election of remedies or limit Parent or any other Indemnitee in any manner in the enforcement of any other remedies that may be available to them.  Except for Claims based upon a finding of fraud, intentional misrepresentation or demanding equitable remedies  the indemnification provisions set forth in this Article VII shall be the Indemnitees’ sole and exclusive remedy for all Claims, Losses and Damages arising hereunder by Parent, its Affiliates, Sub and the Surviving Corporation, and Parent, its Affiliates, Sub and the Surviving Corporation hereby waive, for and on behalf of all of such indemnitees, any and all other remedies, whether at law or in equity, that are otherwise available to the Indemnitees, or any of them, arising out of this Agreement and the transactions contemplated hereby; provided, however, that notwithstanding the foregoing, nothing in this Agreement shall eliminate the ability of a party hereto to apply for equitable remedies to enforce the other party’s or parties’ obligations under this Agreement.

7.03           Notice of Indemnification Claims.

(a)           Notice of Claims.  If (i) a Claim is made by a third party against any Indemnitee, (ii) the Indemnitee believes in good faith that such party has experienced or incurred Damages, and (iii) the Indemnitee believes in good faith that it may be entitled to indemnification under Section 7.02, then such Indemnitee shall give to the Holder Representative, as agent for the Stockholders, written notice of such Claim or Damages (“Indemnification Notice”) as soon as reasonably practicable.  If a Claim relates to an action filed by a third party, such notice will be given by the Indemnitee to the Holder Representative promptly but in no event more than thirty (30) days after the Indemnitee has received written notice of such Claim (provided that failure to give such notice shall not limit the Holder Representative’s indemnification obligation hereunder except to the extent that the delay in giving, or failure to give, the notice adversely affects the Holder Representative’s ability to defend against the Claim).  The Indemnification Notice will describe with reasonable specificity the nature of the Claim, a good faith estimate of the Damages and the basis for the Damages associated therewith.

(b)           Procedure in Event of Indemnification Claim.  Subject to the limitations in Section 7.04, if an Indemnitee desires to assert an indemnification claim pursuant to Section 7.02, the Indemnitee promptly shall provide an Indemnification Notice to the Holder Representative in accordance with the procedures set forth in Section 7.03(a).  If the Holder Representative within thirty (30) days after receipt of the Indemnification Notice does not object to the propriety of the indemnification claims described as being subject to indemnification pursuant to Section 7.02 or the amount of Damages asserted in the Indemnification Notice, the indemnification claims described in the Indemnification Notice shall be deemed final and binding (a “Permitted Indemnification Claim”).  If the Holder Representative contests the propriety of an indemnification Claim described on the Indemnification Notice and/or the amount of Damages associated with such Claim, then the Holder Representative shall deliver to the Indemnitee a written notice detailing with reasonable specificity all then known objections the Indemnitee has with respect to the indemnification claims contained in the Indemnification Notice (“Indemnification Objection Notice”).  If the Holder Representative and the Indemnitee are unable to resolve the disputed matters described in the Indemnification Objection Notice within fifteen (15) business days after the date the Indemnitee received the Indemnification Objection Notice, the disputed matters will be resolved by litigation in an appropriate court of competent jurisdiction. Any undisputed indemnification claims contained in the Indemnification Notice shall be deemed to be final and binding and shall constitute a Permitted Indemnification Claim.  If Final Resolution of the litigation results in all or any portion of an indemnification claim properly being subject to indemnification pursuant to Section 7.02, such claim or portion thereof shall be final and binding and shall constitute a Permitted Indemnification Claim.

(c)           Defense of Third Party Claims.  An Indemnitee against whom a third party Claim is made shall give the Holder Representative prompt notice of such Claim in accordance with Section 7.03(a) so that the Holder Representative shall have an opportunity to defend such Claim, at the Holder Representative’s sole expense and with counsel selected by the Holder Representative and reasonably satisfactory to the Indemnitee; provided, that such Indemnitee at all times also shall have the right to participate fully in or, if the Holder Representative consents (such consent not to be unreasonably withheld), to assume control of such defense at its sole expense and the Holder Representative will cooperate fully with the Indemnitee; provided, further, that if the Indemnitee undertakes the sole defense of such Claim, it shall defend such Claim in good faith, shall apprise the Holder Representative from time to time as the Indemnitee deems appropriate of the progress of such defense and shall not consent to the entry of any judgment or enter into any settlement except with the written consent of the Holder Representative (which consent shall not be unreasonably withheld, conditioned or delayed).  In addition, the Indemnitee will have the right to employ one law firm as counsel, together with a separate local law firm in each applicable jurisdiction (each, “Separate Counsel”), to represent the Indemnitee in any action or group of related actions if, in the Indemnitee’s reasonable judgment at any time, either a conflict of interest between the Indemnitee and the Holder Representative exists with respect to such Claim or there may be defenses available to the Indemnitee that are different from or in addition to those available to the Holder Representative, and in that event (i) the reasonable fees and expenses of such Separate Counsel will be paid by the Escrow Fund or Earnout Holdback Amounts and (ii) each of the Holder Representative and the Indemnitee will have the right to conduct its own defense of such claim.  Failure of the Holder Representative to give an Indemnitee written notice of its election to defend such claim within twenty (20) days after receipt of notice thereof shall be deemed a waiver by the Holder Representative of its right to defend such Claim.  If the Holder Representative shall elect not to assume the defense of such Claim (or if the Holder Representative shall be deemed to have waived its right to defend such Claim), the Indemnitee against whom such Claim is made shall have the right, but not the obligation, to undertake the sole defense of, and at the expense of, the Escrow Fund or Earnout Holdback Amounts (including the payment of the Indemnitees’ reasonable attorneys’, accountant and expert fees); provided, however, that if the Indemnitee undertakes the sole defense of such Claim, and at the expense of the Escrow Fund or Earnout Holdback Amounts, it shall defend such Claim in good faith and shall apprise the Holder

Representative from time to time. and in no event, shall the Indemnitee consent to the entry of any judgment or enter into any settlement (except with the prior written consent of the Holder Representative, which consent shall not be unreasonably withheld, conditioned or delayed).  The Holder Representative, in the defense of such Claim, shall not consent to the entry of any judgment or enter into any settlement (except with the prior written consent of the Indemnitee, which shall not be unreasonably withheld, conditioned or delayed) which includes any admission of liability by, on behalf of or with respect to any indemnified party or which does not include as an unconditional term thereof the giving by the claimant to all the Indemnitees against whom such Claim is made or indemnification is provided of a general release from all past, present and future liability in respect of, relating to or arising from such Claim or the alleged acts or omissions on which such Claim is based (which release shall exclude only any obligations incurred in connection with any such settlement) or which contains any limitation, restriction, sanction or restriction on the conduct, or conduct of any business, by any such Indemnitee.

7.04           Limitations.

(a)           An indemnified party shall not be entitled to indemnification under Section 7.02(a), except if and to the extent that the aggregate Losses incurred by the Indemnified Parties exceeds the sum of $15,000 (the “Threshold Amount”), and, if and when the aggregate amount of Losses for which the Indemnified Parties may recover under Section 7.02(a), exceeds the Threshold Amount, then such Indemnified Parties shall be entitled to indemnification for Losses in excess of such amount.  The limitations set forth in this Section 7.04(a) shall not apply to (A) any Claims related to an inaccuracy or breach of any representation or warranty contained in Sections 3.01 (Existence and Power), 3.02 (Authorization; Binding Effect), 3.17 (Taxes), or 3.28 (Finders’ Fees), or (B) any Claims based on a finding of fraud or intentional misrepresentation.

(b)           THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE VII SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE INDEMNIFIABLE DAMAGES ARE BASED UPON PAST, PRESENT OR FUTURE ACTS, CLAIMS OR LEGAL REQUIREMENTS (INCLUDING ANY PAST, PRESENT OR FUTURE, FRAUDULENT TRANSFER ACT, ENVIRONMENTAL LAW, OR PRODUCTS LIABILITY, SECURITIES OR OTHER LAW) AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION.  THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE VII ARE NOT INTENDED TO AFFECT AN INDEMNITEE’S OBLIGATION TO USE COMMERCIALLY REASONABLE EFFORTS TO MITIGATE DAMAGES WITH RESPECT TO ANY CLAIM.

7.05           Treatment of Indemnification Payments.

  Any indemnity payments to or from the Stockholders, or to or from Parent pursuant to this Agreement shall be treated by the parties as purchase consideration adjustments for all Tax purposes.

7.06           Holder Representative.

(a)           The parties have agreed that it is desirable to designate a representative for the Stockholders to act as their true and lawful attorney-in-fact, for them in their name and on their behalf (the “Holder Representative”), to exercise the powers set forth below.  This power of attorney shall not be terminated or otherwise affected by the disability of any Stockholder.  This power of attorney shall terminate only when the duties of the Holder Representative have been fully performed or upon resignation as provided below.  The parties have designated Douglas J. Hirsch as the initial Holder Representative, and approval of this Agreement by the holders of Company Capital Stock shall constitute ratification and approval of such designation on behalf of all Stockholders.  The Holder Representative may resign at any time, and the Holder Representative may be removed by the vote of Persons that collectively owned shares constituting more than a majority of the outstanding shares of Company Capital Stock immediately prior to the Effective Time (“Majority Holders”).  In the event that the Holder Representative has resigned or been removed, a new Holder Representative shall be appointed by the Majority Holders, such appointment to become effective upon the written acceptance thereof by the new Holder Representative.

(b)           The Holder Representative shall have such powers and authority as are necessary to carry out the functions assigned to it under this Agreement, including the power, from and after the Effective Time, (i) to give and accept notice in accordance with this Agreement and any other Transaction Document or other agreement or document entered into in connection with the Transactions, whether prior to, on or after the Closing, (ii) to execute any other Transaction Documents or agreement or document entered into in connection with the Transactions, whether prior to, on or after the Closing, (iii) to waive any provisions of any such agreements, (iv) to conduct, control and cooperate with respect to the defense of any litigation described in this Agreement, (v) to settle disputes between the parties and (vi) to perform the other duties required of the Holder Representative under this Agreement and any other Transaction Document to which the Holder Representative is a party.  The Holder Representative will have no liability to Parent, Sub, Company, the Surviving Corporation or the Stockholders with respect to actions taken or omitted to be taken in its capacity as Holder Representative, except with respect to the Holder Representative’s gross negligence or willful misconduct.  The Holder Representative will at all times be entitled to rely on any directions received from the Majority Holders; provided, however, that the Holder Representative shall not be required to follow any such direction, and shall be under no obligation to take any action in its capacity as Holder Representative, unless the Holder Representative is holding funds delivered to it under this Section 7.06(b) and/or has been provided with other funds, security or indemnities which, in the sole determination of the Holder Representative, are sufficient to protect the Holder Representative against the Losses which may be incurred by the Holder Representative in responding to such direction or taking such action.  The Holder Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of bad faith on the part of the Holder Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons.  Any expenses incurred by the Holder Representative with respect to the foregoing shall be reimbursed out of the distributions to be made to the Stockholders pursuant to Sections 2.08 and 2.09, or such other mechanism established by the Holder Representative for the benefit of the Stockholders for such purpose.

(c)           Neither Parent, the Surviving Corporation nor any of their Affiliates shall be liable in any way to the Indemnitees or to the Holder Representative, based on any act or omission of the Holder Representative relating to this Agreement.

(d)           Except with respect to claims for specific performance, fraud or intentional misrepresentation the sole and exclusive recourse against the Stockholders pursuant to this Agreement shall be the Escrow Fund and Earnout Holdback Amounts.

ARTICLE VIII

TERMINATION

8.01           Termination of Agreement.

  This Agreement may be terminated at any time prior to the Closing Date as follows and in no other manner:

(a)           by the mutual written consent of Parent and Company;

(b)           by either Company or Parent, by written notice to the other party, if any Governmental Authority with jurisdiction over such matters shall have issued an order permanently restraining, enjoining or otherwise prohibiting the Merger or any other Transactions, and such order shall have become final and unappealable; provided, however, that the terms of this Section 8.01(b) shall not be available to any party unless such party shall have used its commercially reasonable efforts to oppose any such order or to have such order vacated or made inapplicable to the Merger or other Transactions to which such order relates;

(c)           by Company or Parent if, at a meeting of Stockholders duly called and convened for the purpose of voting on the approval and adoption of this Agreement, the Requisite Shareholder Approval is not obtained;

(d)           by Company or Parent, by written notice to the other party, if the Merger shall not have been consummated on or before November 28, 2008.

(e)           by Parent, by written notice to Company, in the event (i) that any representation or warranty of Company contained herein that is qualified by materiality or Material Adverse Effect (or similar concept) is not true and correct, or if not so qualified, is not true and correct in all material respects, or (ii) of a material breach by Company of any covenant of Company contained in this Agreement, in either case which cannot be or has not been cured within ten (10) days after the giving of written notice to Company of such inaccuracy or breach; or

(f)           by Company, by written notice to Parent, in the event (i) that any representation or warranty of Parent or Sub contained herein that is qualified by materiality or Material Adverse Effect (or similar concept) is not true and correct, or if not so qualified, is not true and correct in all material respects, or (ii) of a material breach by Parent or Sub of any covenant or agreement of Parent or Sub contained in this Agreement, in either case which cannot be or has not been cured within ten (10) days after the giving of written notice to Parent of such inaccuracy or breach.

8.02           Effect of Termination.

  If this Agreement is terminated pursuant to Section 8.01, (i) this Agreement shall forthwith become void and have no further force or effect, and (ii) the parties shall have no liability under this Agreement, provided that termination is not based on a willful material breach of any agreement or covenant set forth in this Agreement, in which event the terminating party will be entitled to exercise any and all remedies available under law or for such breach.  Notwithstanding the foregoing, the obligations of the parties contained in this Section 8.02, Section 5.03(c) and Section 9.03 shall survive any such termination.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.01           Amendment and Modifications.  This Agreement may be amended, modified and supplemented only by the written agreement of all of the parties hereto which states that it is intended to be a modification of this Agreement.

9.02           Waiver of Compliance.  Any failure of a party hereto to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver.  No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.  Unless otherwise provided, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties hereto may otherwise have at law or in equity.  Whenever this Agreement requires or permits consent by or on behalf of a party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.02.

9.03           Expenses.  All costs and expenses (including all fees and disbursements of counsel, financial advisors and accountants) incurred in connection with the negotiation and preparation of this Agreement, the performance of the terms hereof and the consummation of the transactions contemplated hereby, shall be paid by the respective party incurring such costs and expenses, whether or not the Closing shall have occurred.  If the Closing occurs excluding amounts paid by Parent pursuant to Section 6.01(d), Company shall have paid in full prior to the Closing or, to the extent not previously paid, accrued in full on the Closing Balance Sheet, and estimated on the Estimated Balance Sheet, all of its fees and expenses incurred in connection with this Agreement, the performance of the terms hereof and the consummation of the Transactions contemplated hereby.

9.04           Remedies.  To the maximum extent permitted by Law, except as otherwise specifically provided by this Agreement, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available under applicable Law.

9.05           Waiver of Jury Trial.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY

HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.05.

9.06           Notices.  All notices, requests, demands and other communications required or permitted hereunder shall be in writing to:

(a)	Parent or Sub:	HSW International, Inc.
One Capital City Plaza
3350 Peachtree Road, Suite 1600
Atlanta, GA 30326
Attention: General Counsel
Telephone: (404) 760-4347
Facsimile: (404) 974-2748

	With a copy to:	Alston & Bird LLP
950 F Street NW
Washington, DC 20004
Attention: David E. Brown, Jr.
Telephone: (202) 756-3345
Facsimile: (202) 756-3333

or to such other Person or address as Parent shall furnish to Company or the Holder Representative in writing.

(b)	Company or the Holder	Douglas J. Hirsch
	Representative:	12121 Wilshire Boulevard, Suite 1100
Los Angeles, CA 90025
Telephone: 310 869 0900
Facsimile:

	With a copy to:	Cooley Godward Kronish LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306-2155
Attention: Jim Fulton
Telephone: (650) 843-5103
Facsimile: (650) 849 - 7400

or to such other Person or address as Company or the Holder Representative shall furnish to Parent in writing.

Notices will be deemed given (a) three (3) business days after being mailed by certified or registered United States mail, postage prepaid, return receipt requested, (b) on the first business day after being sent, prepaid, by nationally recognized overnight courier that issues a receipt or other confirmation of delivery, (c) when received (to the extent receipt is confirmed by telephone) if sent by facsimile transmission or email or (d) at the time delivered by hand.

9.07           Governing Law.  This Agreement and the legal relationship among the parties hereto shall be governed and construed under the laws of the State of Delaware.

9.08           Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided, that, subject to the conditions and terms set forth herein, each of Parent and the Surviving Corporation may assign its rights and obligations under this Agreement to any Person that succeeds to substantially all of its assets and liabilities.

9.09           Publicity.  Between the date of this Agreement and the Closing Date no party shall make or issue, or cause to be made or issued, any announcement or written statement concerning this Agreement or the transactions contemplated hereby for dissemination to the general public without the prior written consent of the other parties (such consent not to be unreasonably withheld), except for any announcement or written statement required to be made by Law (including securities Laws of any jurisdiction and rules and regulations of any applicable stock exchange) in which case the party required to make such announcement, whenever practicable, shall consult with the other parties concerning the timing and content of such announcement before such announcement is made.  After the Closing Date, Parent may make any press release or other public announcement concerning the Transactions, this Agreement and the other Transaction Documents.

9.10           Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

9.11           Headings.  The headings of the Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

9.12           Entire Agreement.  This Agreement, including the exhibits and schedules hereto, the Disclosure Schedules and the other documents and certificates delivered pursuant to the terms hereof, set forth the final, complete and exclusive agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto.

9.13           Third Parties.  Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person other than the parties hereto or their successors and assigns any rights or remedies under or by reason of this Agreement except as expressly set forth herein or in the Transaction Documents.

9.14           Representation by Counsel; Interpretation.  Company and the Holder Representative, on the one hand, and Parent and Sub, on the other hand, each acknowledge that such parties have been represented by counsel in connection with this Agreement and the Transactions.  Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and any such right is expressly waived.  The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of Company, the Holder Representative, Parent and Sub.

9.15           Severability.  In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without invalidating the remainder of such provision or provisions or the remaining provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein, unless such a construction would be unreasonable.

9.16           Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

HSW INTERNATIONAL, INC.

By: /s/ Bradley T. Zimmer

Name:  Bradley T. Zimmer

Title:  Executive Vice President & General Counsel

DS NEWCO, INC.

By:  /s/ Bradley T. Zimmer

Name:  Bradley T. Zimmer

Title:  Secretary

DAILY STRENGTH, INC.

By:  /s/ Douglas J. Hirsch

Name:  Douglas J. Hirsch

Title:  Chief Executive Officer

                                                                DOUGLAS J. HIRSCH, as Holder Representative

SCHEDULE 2.09

EARN-OUT PAYMENTS

Capitalized terms used, but not defined, in this Schedule 2.09 shall have the meanings ascribed to such terms in the Merger Agreement to which this Schedule 2.09 is appended.

(a)           For purposes of this Schedule 2.09, the following terms shall have the following meanings:

“Additional Payment” means, after achieving each Level, (i) $425,000 in respect of the holders of Company Series A Preferred and (ii) $280,000 in respect of the holders of Company Common Stock.

“Combined Page Views” means, for any full calendar month, the combined Page Views of any Subject Websites and the Surviving Corporation’s website www.dailystrength.org.

“Earn-Out Period” means the period following the Closing Date and prior to the second anniversary of the Closing Date.

“Eligible Earn-Out Recipient” means those Stockholders who were entitled to receive a Closing Payment.

“Maximum Amount Payable” means with respect to (i) the holders of Company Series A Preferred, in respect of the aggregate amount of all Additional Payments assessed, $2,125,000 and (ii) the holders of Company Common Stock, in respect of the aggregate amount of all Additional Payments assessed, $1,400,000.

“Level” means each of Levels 1, 2, 3, 4 and 5 set forth in the definition of Page View Target.

“Page Views” means a request by a human web user unaffiliated with the Surviving Corporation to load a page of a website, as measured by Omniture or a similar measurement system.

“Page View Target” means each of the following:

(i)	[*] million or more Page Views to reach Level 1;
(ii)	[*] million or more Page Views to reach Level 2;
(iii)	[*] million or more Page Views to reach Level 3;
(iv)	[*] million or more Page Views to reach Level 4; and

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

(v)	[*] million or more Page Views to reach Level 5.

“Subject Website” means: (i) any HSWI website, or section thereof (for example, a community channel of a website), that the Surviving Corporation or Douglas J. Hirsch is managing, and that has been so designated in writing in the form as set forth in Schedule 2.09(i); or (ii) the webpages incorporating technology developed by the Surviving Corporation of any HSWI health-focused websites, including any health-focused website that (a) is owned by any Subsidiary of HSWI, or (b) HSWI has at least twenty percent (20%) equity or financial interest.

(b)           General.  Subject to Parent’s right to offset a portion of each Earn-Out Payment as set forth in Section 2.09, the Stockholders will be entitled to receive Earn-Out Payments in accordance with this Schedule 2.09.   If, in any two separate months during the Earn-Out Period, the Combined Page Views exceeds a Page View Target, Parent will pay the holders of Company Series A Preferred and the holders of the Company Common Stock their respective Additional Payment for achieving the corresponding Level; provided, that the aggregate amount of all such Additional Payments shall not exceed the Maximum Amount Payable; provided, further, that once an Additional Payment has been made in respect of a Level, no future Additional Payment will be assessable or payable in respect of such Level.

For example, if during the Earn-Out Period the Combined Page Views exceed [*] million in any two separate months, Additional Payments will be made in respect of both Levels 1 and 2, and no future Additional Payments in respect of Levels 1 and 2 will assessable or payable again, regardless of performance in subsequent months.  Subsequently, if in two separate calendar months during the Earn-Out Period the Combined Page Views exceed [*] million, Additional Payments will be made in respect of Level 3, but no Additional Payment will be assessable or payable in respect of Levels 1 and 2.

Any Additional Payment required to be made by Parent to the Stockholders shall be made by Parent to the Stockholders in accordance with this Schedule 2.09 and their Applicable Percentages.

(c)           Additional Payment Certificate.  Within ten (10) Business Days following the end of the second full calendar month that has resulted in a Level being reached, Parent will deliver to the Holder Representative a certificate, together with reasonable supporting documentation (each, an “Additional Payment Certificate”), setting forth the calculation of the applicable Additional Payment.

(d)           Payment of Additional Payments.  Subject to Parent’s right to offset a portion of each Earn-Out Payment as set forth in Section 2.09, within five (5) Business Days after the earlier of (i) receipt by Parent of the Holder Representative’s written acceptance of the Additional Payment Certificate and (ii) resolution of any dispute with respect to the Additional Payment Certificate, each as provided in (e) below, Parent shall pay to the Stockholders in accordance with their Applicable Percentage, the Additional Payment set forth in such Additional Payment Certificate.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

(e)           Dispute Procedure.

(i)           The Holder Representative shall have a period of up to thirty (30) days from the delivery of each Additional Payment Certificate to deliver a written notice (a “Dispute Notice”) to Parent disagreeing with any calculation or amount in such Additional Payment Certificate and setting forth a calculation of the applicable Additional Payment and specifying the items or amounts as to which the Holder Representative disagrees, together with the materials presented therewith and the work papers used in the preparation thereof.  The Holder Representative and his legal and accounting advisors shall have reasonable access to all relevant books and records and employees of Parent and the Surviving Corporation to the extent required to complete his review of the Earn-Out Calculation; provided, that such access shall not unreasonably disrupt the personnel and operations of Parent or the Surviving Corporation, as the case may be. If no Dispute Notice is received by Parent on or prior to the close of business on the last day of such 30-day period, the Additional Payment Certificate and the calculation of the Additional Payment shall be deemed accepted by the Holder Representative on behalf of all Stockholders.  If any such Dispute Notice is timely provided, Parent and the Holder Representative shall use their commercially reasonable efforts for a period of thirty (30) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculation of any Additional Payment. If, at the end of such period, they are unable to resolve such disagreement(s), then an independent accounting or consulting firm of recognized national standing as may be mutually selected by Parent and the Holder Representative (the “Arbiter”) shall resolve any remaining disagreements.

(ii)           The Holder Representative shall have the right to request from time to time (but no more frequently than every other calendar month) an accounting of all Page Views (an “Accounting”), which will be provided to the Holder Representative as soon as reasonably practicable following any such request, but in no event longer than fifteen (15) days from the date of such request.  In the event that the Holder Representative disagrees with any such Accounting, the Holder Representative will have a period of up to thirty (30) days from the delivery of such Accounting to deliver a Dispute Notice to Parent disagreeing with such Accounting and specifying in detail the items or amounts as to which the Holder Representative disagrees, together with the materials presented therewith and the work papers used in the preparation thereof.  The Holder Representative and his legal advisors shall have reasonable access to all relevant books and records and employees of Parent and the Surviving Corporation to the extent required to complete his review of the Accounting; provided, that such access shall not unreasonably disrupt the personnel and operations of Parent or the Surviving Corporation, as the case may be.  If any such Dispute Notice is provided, Parent and the Holder Representative shall use their commercially reasonable efforts for a period of thirty (30) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the Accounting. If, at the end of such period, they are unable to resolve such disagreement(s), then the Arbiter shall resolve any remaining disagreements.

(iii)           The Arbiter shall review those items remaining in dispute as promptly as practicable, but in any event within thirty (30) days of the date on which such dispute is referred to the Arbiter, based solely on written submissions to the Arbiter by the Holder Representative and Parent and not on its independent review of the Additional Payment Certificate or Accounting, as the case may be, and shall determine whether and to what extent (if any) the Additional Payment or Accounting requires adjustment.  The fees and expenses relating to the work performed by the Arbiter shall be borne pro rata by Parent on one hand and by the Holder Representative on the other hand in inverse proportion to the allocation made by the Arbiter of the amount of the unresolved items, in the aggregate, between Parent and the Holder Representative, such that the party with whom the Arbiter agrees more closely pays a lesser proportion of the fees and expenses.  Any amounts to be paid by the Holder Representative to Parent shall be paid from the Escrow Fund or, if the Escrow Fund is exhausted, any Earn-Out Payments.  The determination of the Arbiter shall be set forth in a written statement delivered to the Holder Representative and Parent and shall be final, conclusive and binding on the parties.

(f)           Upon final determination of an Additional Payment (whether due to agreement by Parent and the Holder Representative or determination by the Arbiter), Parent shall, subject in all respects to the limitations set forth in Article VII and Section 2.09, within five (5) Business Days of such determination pay the Additional Payment to the Eligible Earn-Out Recipients.  Each Eligible Earn-Out Recipient shall be entitled to receive his, her or its Applicable Percentage of the Additional Payment in the same manner as the payment of the Closing Payments.

(g)           Parent shall notify the Holder Representative not later than three (3) Business Days after the final determination of the Additional Payment if Parent has applied any portion of such Additional Payment by off-set pursuant to Section 2.09 or if Parent asserts a right to retain all or any portion of such Additional Payment pursuant to Section 2.09, in each case together with Parent’s good faith calculation, in reasonable detail, of the amounts of such off-sets or Retained Amount.  Subject to the limitations set forth in Article VII and Section 2.09, any Retained Amounts shall be available to satisfy, by off-set, only Eligible Claims and only to the extent such Eligible Claims are not satisfied out of the Escrow Fund.  Following final resolution of each Eligible Claim, Parent shall first seek reimbursement from the Escrow Fund, in accordance with the terms of the Escrow Agreement.  If the amount owed in respect of a resolved Eligible Claim is not reimbursed in full from the Escrow Fund, Parent shall, subject to the limitations set forth in Article VII and Section 2.09, apply any remaining Retained Amount that may be used to satisfy such resolved Eligible Claim as an off-set to satisfy the remaining unpaid amount of such resolved Eligible Claim until the entire Retained Amount is either applied to satisfy resolved Eligible Claims or is distributed to Eligible Earn-Out Recipients as provided below.  After satisfaction in full of a resolved Eligible

Claim (whether from the Escrow Fund, Retained Amounts or a combination thereof), Parent shall reassess in good faith the Aggregate Outstanding Claim Value of any remaining Eligible Claims and if the remaining amount of the Escrow Fund and any previous Retained Amounts available to pay such Eligible Claims exceeds the lesser of (i) the reassessed Aggregate Outstanding Claim Value or (ii) the maximum amount that Parent could recover, taking into account the limitations set forth in Article VII (such excess, after deduction of any fees owed to the Surviving Corporation representatives in connection therewith, the “Distributable Excess”), Parent shall pay the Distributable Excess to Eligible Earn-Out Recipients in accordance with Section 2.09 within ten (10) days after the determination.  Each Eligible Earn-Out Recipient shall be entitled to receive his, her or its Applicable Percentage of each Distributable Excess of an Additional Payment and such payment shall be delivered to such Eligible Earn-Out Recipients in the same manner as the payment of the Closing Payments and subject to Section 2.09.

(h)           During the Earn-Out Period, subject to the fiduciary duties of the Board, and so long as he is employed by the Company and not in default under the Employment Agreement, Douglas J. Hirsch shall maintain all management responsibility and authority over the internal operations, personnel, and product development of the Company (the “Authority”) within the specifications in the Budget (as defined in the Employment Agreement); provided, that if Douglas J. Hirsh is no longer providing services to Parent or a Parent Affiliate, the Authority shall be granted to an individual who is reasonably acceptable to a majority of the Stockholders (excluding shares owned by Douglas J. Hirsch).   Parent shall be liable for all Damages resulting from a breach of the covenant in the preceding sentence.